Exhibit 99(a)(5)(K)

English translation for informational purposes only
Investors should only rely on the French offer materials filed with the AMF

DISCLAIMER

This document is an unofficial translation of the French document providing additional legal, financial and accounting information on CITLOI S.A.S. and is provided solely for informational purposes. Securityholders of ILOG S.A. and other investors may obtain official copies of the tender offer materials for the French Offer and any other documents filed with the French Autorité des marchés financiers (the “AMF”) from the AMF’s website (www.amf-france.org) without charge. This document DOES NOT apply to the U.S. Offer and DOES NOT constitute an offer to purchase or a solicitation of an offer to sell any securities of ILOG S.A. in the U.S. Offer. The solicitation and the offer to purchase the outstanding securities of ILOG S.A. in the U.S. Offer will be made only at the time of the launching of the U.S. Offer pursuant to an offer to purchase and related materials that International Business Machines Corporation (“IBM”) and its indirect wholly owned subsidiary CITLOI S.A.S. intend to file with the U.S. Securities and Exchange Commission (the “SEC”) under cover of Schedule TO. ILOG S.A. securityholders and other investors will be able to obtain copies of these tender offer materials for the U.S. Offer, as well as any other related documents filed with the SEC, from the SEC’s website (http://www.sec.gov), without charge. Such materials filed by IBM and ILOG S.A. will also be available for free at IBM’s website (http://ibm.com), and at ILOG S.A.’s website (http://www.ilog.com), respectively.

English translation for informational purposes only
Investors should only rely on the French offer materials filed with the AMF

PUBLIC TENDER OFFER

for the

SHARES AND WARRANTS ISSUED BY

By

CITLOI

An indirect wholly-owned subsidiary of

PRESENTED BY

Presenting bank and guarantor	Presenting bank

INFORMATION RELATING IN PARTICULAR TO THE LEGAL, FINANCIAL AND ACCOUNTING CHARACTERISTICS OF THE BIDDER

This document setting forth other information on CITLOI was filed with the Autorité des Marchés Financiers (the “AMF”) on 10 October 2008, in accordance with Article 231-28 of the General Regulations of the AMF and the AMF Instruction No. 2006-07.

This document setting forth other information on CITLOI was filed with the Autorité des Marchés Financiers (the “AMF”) on 10 October 2008, in accordance with Article 231-28 of the General Regulations of the AMF and the AMF Instruction No. 2006-07.

This document supplements the offer document relating to the public tender offer for the shares and warrants issued by ILOG that was approved by the AMF pursuant to a clearance decision (déclaration de conformité) dated as of 12 September 2008, under No. 08 186.

This offer document is available on the website of the AMF (www.amf-france.org) and on the website of IBM (www.IBM.com) and copies of this document may be obtained free of charge from:

NATIXIS 30, avenue Pierre Mendès France 75013 Paris - France	UBS Securities France S.A. 65, rue de Courcelles 75008 Paris - France

In compliance with Article 231-28 of the General Regulations of the AMF, a press release will be published in order to inform the public on the way to obtain copies of this document.

4.	BIDDER'S CERTIFICATION	64
4.1	Name and position of the legal representative of Bidder	64
4.2	Certification from the legal representative of Bidder	64

1.	REMINDER OF THE CONTEXT OF THE TENDER OFFER

Pursuant to chapter III of part II, and more particularly articles 232-1 et seq., of the AMF General Regulations, CITLOI, a société par actions simplifiée organized under French law with a share capital of 37,000 euros, registered with the Companies and Commercial Registry of Nanterre under number 507 645 612, having its registered office at Tour Descartes - La Défense 5, 2, avenue Gambetta, 92066 Paris La Défense Cedex (“CITLOI” or the “Bidder”), a direct wholly-owned subsidiary of IBM International Group BV, a company organized under Dutch law with a share capital of 100,000 euros having its registered office at Johan Huizingalaan 765, 1066 VH Amsterdam, which is in turn a directly and indirectly wholly-owned subsidiary of International Business Machines Corporation, a New York corporation having its registered office located at New Orchard Road, Armonk, New York 10504, USA (“IBM”), offers to acquire from the holders of shares and securities giving rights to the share capital of or voting rights in ILOG S.A., a société anonyme organized under French law with a share capital of 19,208,848 euros, registered with the Companies and Commercial Registry of Créteil under number 340 852 458, having its registered office at 9 rue de Verdun 94250 Gentilly (“ILOG” or the “Company”), under the terms and conditions described below ( the “Offer”):

●
any and all of the shares issued by the Company that are traded on Eurolist by Euronext™ (Compartment B) market under the code FR0004042364, symbol ILO, whether existing or to be issued upon exercise of Warrants (as such term is defined below) or stock options, namely, to Bidder’s knowledge, a maximum number of 23,109,853 shares (19,208,848 issued shares + 3,647,005 shares which could be issued upon exercise of stock options + 254,000 shares which could be issued upon exercise of  Warrants, as this term is defined below) (Source : ILOG); and

●	any and all Warrants (as this term is defined below) as of 26 August 2008, namely, to Bidder’s knowledge, 254,000 Warrants.

Certain shares of the Company have been granted free of charge (the “Free Shares”).  If applicable, the Free Shares which have been definitively attributed but which are not transferable before the closing of the Offer or the reopened Offer are not included in the Offer.

However, any Free Shares which, in the course of their acquisition period, are definitively attributed and become transferable earlier than expected pursuant to articles L. 225-197-1 et seq. of the French Commercial Code (by reason of death or incapacitation of a beneficiary) may be tendered in the Offer.

All of the ILOG shares, including the Free Shares which, in the course of their acquisition period are definitively attributed and become transferable earlier than expected pursuant to articles L. 225-197-1 et seq. of the French Commercial Code (by reason of death or incapacitation of a beneficiary), are referred to in the singular as a “Share” or in the plural as the “Shares”. All of the ILOG warrants are referred to in the singular as a “Warrant” or in the plural as “Warrants”. Each Share and Warrant is referred to in the singular as a “Security” or in the plural as the “Securities”.

Other than the Shares, the stock options, the Warrants and the Free Shares referred to above, there are, to Bidder's knowledge, no other rights, equity securities or any other financial instruments giving present or future access to the share capital or voting rights of the Company.

NATIXIS (“NATIXIS”) and UBS Securities France S.A. (“UBS”), in their capacity as presenting banks for the Offer, filed the proposed Offer and this draft Offer document with the AMF on behalf of Bidder on 26 August 2008. Only NATIXIS guarantees, in accordance with the provisions of article 231-13 of the AMF General Regulations, the content and irrevocability of the undertakings of Bidder in connection with the Offer. The Offer shall be made under the standard procedure in accordance with the provisions of articles 232-1 et seq. of the AMF General Regulations.

A separate offer is being made in the United States, on terms substantially similar to those of the Offer1, to all holders of American Depositary Shares (referred to in the singular as an “ADS” or in the plural as “ADSs”) and all holders of other Securities residing in the United States (the “US Offer”, and together with the Offer, the “Offers”).

This document containing “Other Information, relating in particular to the legal, financial and accounting characteristics” of the Bidder is established in accordance with Article 231-28 of the General Regulations of the AMF and Article 5 of the AMF Instruction No. 2006-07, dated 25 July 2006.

2.	DESCRIPTION OF BIDDER

2.1	General Information relating to Bidder

2.1.1	Corporate Name

CITLOI

2.1.2	Form and Registered Office

CITLOI is a simplified joint stock company (“société par actions simplifiée”) incorporated under the laws of France, with its registered office at Tour Descartes - La Défense 5, 2, avenue Gambetta, 92066 Paris La Défense Cedex.

2.1.3	Trade and Companies Register

CITLOI is registered with the Trade and Companies Register of Nanterre under the registration number 507 645 612.

2.1.4	Duration

CITLOI was incorporated on August 12, 2008. The duration of the company is fixed at 99 years as of the date of its registration with the Trade and Companies Register, except in the event of early liquidation or extension of its duration.

1 It is specified that the price offered for the Shares and Warrants tendered in the US Offer will be equal to the price offered in the Offer and the price offered for the ADSs will be an amount in US dollars equal to the price offered in the Offer for the Shares, such amount to be determined by using the U.S. dollar spot rate exchange against the euro on the date on which funds are received by the receiving agent, or its custodian in France.

2.1.5	Corporate purpose

The objects of the company in France or abroad are:

-	to design, develop, manufacture, market, directly or indirectly, all products or services linked to the information technology, electric, electro mechanic and telecommunication sectors,

-	to create and acquire companies in the information technology, electric, electro mechanic and telecommunication sectors,

-	to finance the companies created or acquired in this way,

-	to hold, operate, manage and resell such companies,

-
and generally speaking, to carry out any operations incidental to the activities mentioned above, notably to take participations (or interests) in any groups, enterprises or companies, already created or to be created, notably through acquisitions, subscriptions, contributions, mergers or participations, and to carry out any financial, commercial, industrial, asset or real estate operations that are directly or indirectly connected to the company's purpose or to any similar or related purpose, or that may assist its expansion or development.

2.1.6	Financial Year

The financial year has a duration of 12 months. It starts on 1 January and ends on 31 December of each year.

As an exception, the first financial year will begin on CITLOI's incorporation date (12 August 2008) and will end on 31 December 2008.

2.2	General information relating to the Share Capital of Bidder

2.2.1	Share capital

The issued share capital of CITLOI is € 37,000 divided into 37,000 shares of a nominal par value of € 1 each, fully paid-up.

The issued share capital of CITLOI is 100 % owned by IBM International Group B.V..

CITLOI may not make public offering.

2.2.2	Form of shares - registration

The shares are in registered form.

Ownership of shares arises from their registration in the name of their holders in the accounts kept by CITLOI for this purpose under the terms and conditions provided by law.

On the request of a shareholder, a certificate of registration shall be issued by CITLOI.

2.2.3	Transmission of shares

The shares may be freely transferred.

Their transfer shall be effective, with respect to CITLOI and third parties, by transfer from the transferor's account to the transferee's account on production of a transfer order.

2.2.4	Voting rights

Each share provides on entitlement to vote and to representation in collective decisions of shareholders under the conditions laid down by law and by the by-laws.

The voting rights attached to shares shall follow the shares to whomever they are transferred.

2.2.5	Shareholding structure and voting rights of Bidder

Shareholders	Shareholding percentage	Voting right percentage
IBM International Group B.V.	100	100
Total	100	100

Bidder is a wholly-owned direct subsidiary of IBM International Group B.V., a Dutch corporation incorporated on 17 December 1999, with an authorized share capital of € 100.000, with its registered office at Johan Huizingalaan 765, 1066VH , Amsterdam.

IBM International Group B.V. in turn is 80 % owned by International Business Machine Corporation (“IBM”) and 20 % owned by IBM World Trade Company (“WTC”) (please see structure chart in paragraph 3.1 below).

IBM International Group B.V. was created by IBM and IBM WTC, hereafter further described in Section 3., for the purpose of holding the shares of various international subsidiaries, including Bidder.

2.2.6	Other Securities giving access to the Bidder's Share Capital

CITLOI has not issued any securities giving immediate or differed access to its share capital, other than shares pointed at paragraph 2.2.1 herein.

2.3	Information relating to the administration and the management of Bidder

2.3.1	Legal Representative of Bidder

Functions	President
Name	Olof Rudbeck
Duration of mandate	Expires on the date of the annual general meeting approving the accounts for the 2008 financial year

2.3.2	Statutory Auditors

Name	Date of appointment	Duration of functions
PricewaterhouseCoopers Audit	Appointed in the by-laws dated 7 August 2008	Six financial years Expires on the date of the annual general meeting approving the annual accounts for the 2013 financial year
Etienne Boris (substitute statutory auditor)	Appointed in the by-laws dated 7 August 2008	Six financial years Expires on the date of the annual general meeting approving the annual accounts for the 2013 financial year

2.4	Financial information of Bidder and Material events and litigation

2.4.1	Elements relating to the tender offer presented by CITLOI for the shares and warrants issued by ILOG

        (a)   Source and Amount of Funds

The Bidder estimates that the total amount of funds required to purchase all of the Securities pursuant to the Offers and complete the transaction would be approximately €230 million, excluding related transaction fees, costs and expenses.  IBM will have sufficient funds to consummate the purchase of the Shares (including the ADSs) and the Warrants pursuant to the Offers and the other transactions described above, and will provide Bidder with sufficient funds to consummate such transactions

        (b)   Transaction expenses

The total amount of fees, costs and expenses incurred in connection with the Offer, including fees and expenses of financial advisers, legal counsel, auditors, experts and other advisers, as well as communication costs, are estimated to be approximately €7,000,000.

2.4.2	Financial information[2]

Bidder was incorporated on August 12, 2008. To date, it has not had any activity other than the preparation of the Offer.

2 This is a free translation into English of the statutory auditors’ report issued in the French language and is provided solely for the convenience of English speaking readers. This report should be read in conjunction with, and construed in accordance with, French law and professional auditing standards applicable in France.

(a)   Opening balance sheet as of 12 August 2008

FIXED ASSETS
Equity shares
TOTAL FIXED ASSETS
CURRENT ASSETS
Accounts receivable
Marketable securities
Cash	37 000
Prepaid expenses
TOTAL CURRENT ASSETS	37 000
TOTAL ASSETS	37 000

STOCKHOLDERS’ EQUITY AND LIABILITIES (IN EUROS)
STOCKHOLDERS’ EQUITY
Common stock	37 000
Retained earnings
Current year result
TOTAL STOCKHOLDERS’ EQUITY	37 000
LIABILITIES
Loans
Taxes payable
Deferred revenue
TOTAL LIABILITIES	0
TOTAL STOCKHOLDERS’ EQUITY AND LIABILITIES	37 000

(b)   Income statement as of 12 August 2008

INCOME STATEMENT (IN EUROS)

Gross revenue	0

Costs and operating expenses	0

OPERATING INCOME	0

Dividends and interest income	0

interest expense	0

FINANCIAL RESULT	0

INCOME BEFORE EXCEPTIONAL ITEMS	0

Exceptional gains	0

Exceptional losses	0

EXCEPTIONAL GAINS OR LOSSES	0

INCOME TAX	0

NET INCOME OR LOSS	0

(c)   Notes to interim financial statements as of 12 August 2008

The company CITLOI SAS is a Société par action simplifiée unipersonnelle set up on August 12, 2008.

1 — Description of the company's activities

The main activity of CITLOI SAS are :
-           the set up and the acquisition of companies in the following fields : information technology, electric, electronic and telecommunication,
-           the financing of these companies,
-           the detention, exploitation and resale of capital stock in France or in foreign countries,
-           the conception, development, production and the commercialization, directly or indirectly, of all products and services in relation with information technology, electric, electronic or telecommunication activities.

This company does not have any activity as of August 12, 2008.

On July 27, 2008, IBM Corporation, a company registered in New-York, signed an agreement for the acquisition of ILOG, a French software company, for a maximum amount of 215 millions euros.

2 — Significant operations of the period

The company has been registered on August 12, 2008.

3 — Accounting rules and methods

The financial statements are issued in euros.

The intermediate financial statements are issued in accordance with the PCG 99 standard and the Generally Accounting Accepted Principles applicable in France.

4 — Balance sheet comments

●        Stockholders' equity

The registered capital stock is divided in 37 000 stocks of 1 euro per share. IBM International Group BV, a company governed by Dutch law and a 100% indirect subsidiary of IBM Corporation is the single stockholder of CITLOI SAS.

On August 12, 2008, owners' equity is composed of paid up capital stock.

5 — Income statement's comments

The company does not have any activity.

6 — Other information

The company is consolidated by IBM Corporation as the ultimate parent company.

7 — Off-balance sheet commitment

●        Guarantees given

   None

●        Guarantees received :

    None

8 — Post-balance sheet events

On August 18, 2008, CITLOI SAS mandated the company IBM France to handle its treasury operations. IBM France is a Société par Action Simplifiée with a 542 737 118 euros' capital stock. Its headquarters is located in Tour Descartes – 2 avenue Gambetta – 92400 Courbevoie – France.

Pursuant to the public tender offer for ILOG securities, 216.6 millions euros have been deposited in a pledged account. On August 22, 2008, a pledged contract has been signed with NATIXIS SA as guaranteeing bank.

No other significant event with a potential impact on the intermediate financial statements occurred between the end of the financial year and October 7, 2008.

(d)	Statutory Auditor's report on the interim financial statement of CITLOI

Statutory Auditor’s report ont the “fiancial statements” of CITLOI SAS
Situation as of August 12th 2008 (date of the creation of the Company)

To the President,
CITLOI SAS
Tour Descartes
2 avenue Gambetta, La Defense 5
92400 Courbevoie

In our capacity as Statutory Auditor of CITLOI SAS (hereafter “the Company”) and in compliance with your request within the framework of public tender offer for the shares and warrants issued by ILOG SA by the Company, an indirect and wholly owned subsidiary of IBM Corporation, we have audited the accompanying “financial statements” of CITLOI SAS as of August 12th, 2008.
The President is responsible for the preparation and fair presentation of these “financial statements”. Our responsibility is to express an opinion on these “financial statements” based on our audit.

We conducted our audit in accordance with professional standards applicable in France. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the “financial statements” are free from material misstatement. An audit involves performing procedures, on a test basis or by selection, to obtain audit evidence about the amounts and disclosures in the “financial statements”. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as the overall presentation of the “financial statements”. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
In our opinion, the “financial statements” give a true and fair view of the financial position and assets and liabilities of Company as of August 12th, 2008 and of the results of its operations as of August, 12th 2008 in accordance with the accounting rules and principles applicable in France. Neuilly-sur-Seine, October 7th 2008

The Statutory Auditor
Pricewaterhousecoopers Audit

Olivier Lotz

2.4.3	Recent material Events and Litigation

To the best of Bidder's knowledge, there is no recent material event or litigation likely to adversely affect Bidder's activity, results, financial situation or asset.

3.	GENERAL DESCRIPTION OF THE SHAREHOLDING OF BIDDER

CITLOI is controlled by IBM through the intermediate holding company IBM International Group B.V..

3.1	Bidder corporate structure chart

A simplified corporate structure of the Bidder's group is as follow:

3.2	Presentation of IBM International Group B.V.

3.2.1	General information relating to IBM International Group B.V.

(a)	Corporate Name.

IBM International Group B.V.. (“IBM International B.V.”)

(b)	Corporate form and Registered Office

IBM International B.V., is a private company with limited liability, incorporated under Dutch law on 17 December 1999, with a registered office at Johan Huizingalaan 765, 1066VH Amsterdam, the Netherland.

(c)	Trade and Companies Register

IBM International B.V. is registered with the trade register of the Chamber of Commerce under the registration number 34125313.

(d)	Duration

The duration of IBM International B.V. is not limited.

(e)	Corporate purpose

The objects of IBM International B.V. are:

(i)
To acquire, participate in, finance, manage and to have any other interest in, other companies or enterprises of any nature, including, but not limited to acquisition of shares in its (ultimate) parent companies;

(ii)
To raise funds by way of bank loans, bond issues, notes and other debt instruments and to borrow in any other way, to lend, to provide guarantees, including guarantees for debts of other persons, and in general to render services in the fields of trade and finance; and

(iii)	To perform all acts that are advisable, necessary, usual or related to abovementioned objects

The objects specified in the preceding paragraph shall be construed in the widest sense and include any activity or object which is incidental or may be conductive thereto.

In pursuing its objects, the company may enter into transactions which will benefit companies or enterprises with which it is affiliated.

(f)	Financial year

The financial year of IBM International B.V. begins on 1st January and ends on 31 December.

3.2.2	General Information relating to the Share Capital of IBM International B.V.

(g)	Share Capital

Authorized Shares. As of August 25, 2008 the authorized share capital of IBM International B.V. is divided into 90,000 shares, consisting of:

●	50,000 shares of Class A Common Stock, par value €1 per share;

●	20,000 shares of Class B Common Stock, par value €1 per share; and

●	20,000 shares of Class C Common Stock, par value €1 per share.

Issued Shares. As of August 25, 2008, IBM International B.V. issued and fully paid-up share capital is fixed at the sum of €18,235. The issued share capital comprises 18,002 Shares of Class A, 140 Shares of Class B and 93 Shares of Class C, all with a nominal value of €1 per share.

(h)	Shareholding structure

As August 21, 2008, the shareholding structure of IBM International B.V. was as follow:

Shareholders	Number of Shares	Shareholding percentage	Voting rights percentage
IBM	20,697	80	80
IBM WTC	5,174	20	20
Total	25,871	100	100

3.2.3	Administration, General Management and Control of IBM International B.V.

As August 21, 2008, the executive officers of the IBM International B.V. were as follows

Name	Position
Snoek, Paulus Nicolaas Jozef	Managing Director
Gianukakis, John Peter	Managing Director
Maggin, Bruce Roy	Managing Director
Stevenaar, Ronaldus Gerardus Maria	Managing Director
Delesgues, Jacques Louis Rene	Managing Director

3.3	Presentation of IBM WTC

IBM WTC a “corporation” incorporated under the laws of Delaware under file number 0158023 with a registered office located at 1 New Orchard Road Armonk, New York 10504-1722.

The total number of shares of the authorized stock of IBM WTC is 5,100 shares, without par value. As of June 30, 2008, the capital stock representing by 5,000 shares was issued to IBM.

IBM WTC is a wholly-owned direct subsidiary of IBM. The nature of the business carried on by IBM WTC include, directly or indirectly, the use of advanced information technology to provide customer solutions. The Company creates value by offering a variety of solutions that includes, either singularly or in some combination, technologies, systems, products, services, software and financing.

The IBM group conducts these activities outside the United States through IBM WTC and its subsidiaries and affiliates. The main assets of IBM WTC consist in its subsidiaries and affiliates. The predominant portion of IBM WTC’s and its subsidiaries’ assets are located outside the United States and substantially all income is derived from non-US sources.

3.4	Presentation of IBM

3.4.1	General information relating to IBM

(a)	Corporate Name

International Business Machines Corporation.

(b)	Corporate form and Registered Office

    IBM is a “corporation” incorporated under the laws of New York with its registered office located at 1 New Orchard Road Armonk, New York 10504-1722.

(c)	Trade and Companies Register

    IBM is registered with IRS Employer Identification Number 13-0871985.

(d)	Duration

   The corporate duration of IBM is not limited.

(e)	Company purpose

The objects of IBM are to engage in any lawful act or activity permitted under the Business Corporation Law of the State of New York. In particular one of IBM's objects is to hold directly or indirectly securities issued by its international subsidiaries, including Bidder.

(f)	Financial year

   The financial year of IBM begins on 1 January and ends on 31 December.

3.4.2	General Information relating to the Share Capital of IBM

(a)	Share Capital

Authorized Shares. The total number of shares of the authorized share capital of IBM is 4,837,500,000 shares, comprising:

●	4,687,500,000 shares of the par value of $0,20 per share, which shall be designated “Capital Stock”;

●	150,000,000 shares of the par value of $0,01 per share, which shall be designated “Preferred Stock”;

Issued Shares. As of June 30, 2008, IBM’s issued and fully paid-up share capital was $ 270,968,0263. The issued share capital is composed by 1.354.840.130 shares of Capital Stock. As of 30 June 2008, no Preferred Stock was outstanding.

3 Source: Form-10-Q filed with the “Securities and Echange Commission” (SEC) on 29 July 2008.

(b)	IBM's principal place of listing and IBM's market capitalization

IBM common stocks are mainly listed on the New York Stock Exchange under the ISIN code US4592001014. On 29 August 2008, IBM’s market capitalization was estimated to be about $ 164,900,000,000.

(c)	Shareholding structure

To the best of IBM's knowledge, no shareholder holds 5% or more of the shares or of the voting rights of its issued share capital.

(d)	Distribution of dividends

IBM distributed in the last financial years, the following dividends:

-	for the financial year 2007: $ 2,100,000,000 i.e. $ 1.5 per share;

-	for the financial year 2006: $ 1,700,000,000 i.e. $ 1.1 per share; and

-	for the financial year 2005: $ 1,200,000,000 i.e. $ 0.78 per share.

3.4.3	Administration, General Management and Control of IBM

(a)	Executive Officers

As of August 1, 2008, the executive officers of the IBM, were as follows:

Nom	Function
Samuel J. Palmisano	Chairman, President and Chief Executive Officer
Mark Loughridge	Senior Vice President and Chief Financial Officer
Adrew Bonzani	Senior Vice President, Assistant General Counsel and Secretary
Jesse J. Greene, Jr.	Vice President Financial Management
Nicholas M. Donofrio	Executive Vice President Innovation and Technology
James J. Kavanaugh	Vice President and Controller
Martin J. Schroeter	Treasurer
R. Franklin Kern	Senior Vice President and Group Executive Sales & Distribution
Steven A. Mills	Senior Vice President and Group Executive IBM Software Group
Robert W. Moffat, Jr.	Senior Vice President and Group Executive, Systems and Technology Group
Rodney C. Adkins	Senior Vice President, Development and Manufacturing, IBM Systems and Technology Group
Michael E. Daniels	Senior Vice President, Global Technology Services, IBM Global Services
J. Bruce Harreld	Senior Vice President, Strategy

Jon C. Iwata	Senior Vice President, Marketing and Communications
John E. Kelly III	Senior Vice President and Director of IBM Research
J. Randall MacDonald	Senior Vice President Human Resources
Virginia M. Rometty	Senior Vice President, IBM Global Business Services
Linda S. Sanford	Senior Vice President Enterprise On Demand Transformation & Information Technology
Robert C. Weber	Senior Vice President, Legal and Regulatory Affairs, and General Counsel
Timothy S. Shaughnessy	Senior Vice President Services Delivery

(b)	Corporate Governance

(i) Board of Directors

-	Composition : As of August 1, 2008 the Board of Directors is currently composed with the twelve following directors:

Alain J. P. Belda
Cathleen Black
William R. Brody
Kenneth I. Chenault
Michael L. Eskew
Shirley Ann Jackson
Lucio A. Noto
James W. Owens
Samuel J. Palmisano
Joan E. Spero
Sidney Taurel
Lorenzo H. Zambrano.

-
General Powers: The business and affairs of the corporation shall be managed by the Board. The Board may exercise all such authority and powers of the corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these By-laws, directed or required to be exercised or done by the stockholders.

-
Regular Meetings: Regular meetings of the Board shall be held at times and dates fixed by the Board or at such other times and dates as the Chairman shall determine and as shall be specified in the notice of such meeting.

-	Special Meetings: Special meetings of the Board may be called by the Chairman of the Board.

-	Quorum: A majority of the Board shall be present in person at any meeting of the Board in order to constitute a quorum for transaction of business at such meeting.

(ii) Audit Committee

The current members of the Audit Committee are Mr. Lucio A. Noto, Ms. James W. Owens, Mr. Joan E. Spero and Mr. Michael L. Eskew, who is the Chairman of the Audit Committee.

The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls and adherence to IBM's Business Conduct Guidelines in compliance with applicable laws and regulations including federal procurement requirements. The Committee selects the independent registered public accounting firm and approves all related fees and compensation and reviews their selection with the Board. The committee also reviews the procedures of the independent registered public accounting firm for ensuring its independence with respect to the services performed for the company.

(iii) Directors and Corporate Governance Commitee

The current members of the Directors and Corporate Governance Committee are Ms. Shirley Ann Jackson, Mr. Lorenzo H. Zambrano and Ms. Cathleen Black, who is the Chairman of the Directors and Corporate Governance Committee.

The Directors and Corporate Governance Committee is devoted primarily to the continuing review and articulation of the governance structure of the Board of Directors.

The Committee is responsible for recommending qualified candidates to the Board for election as directors of the company, including the slate of directors that the Board proposes for election by stockholders at the annual meeting.

The Committee also advises and makes recommendations to the Board on all matters concerning directorship practices, and on the function and duties of the Committees of the Board.

The Committee is responsible for reviewing and considering the company’s position and practices on significant issues of corporate public responsibility, such as workforce diversity, protection of the environment and philanthropic contributions, and it reviews and considers stockholder proposals dealing with issues of public and social interest.

(iv) Executive Compensation and Management Resources Committee

The current members of the Executive Compensation and Management Resources Committee are Mr. William R. Brody, Mr. Alain J.P. Belda and Mr. Sidney Taurel, who is the Chairman of the Executive Compensation and Management Resources Committee.

The Executive Compensation and Management Resources Committee has responsibility for defining and articulating the company’s overall executive compensation philosophy, and administering and approving all elements of compensation for elected corporate officers.

(v) Executive committee

The current members of the Executive Committee are Ms. Cathleen Black, Mr. Michael L. Eskew, Mr. Sidney Taurel, and Mr. Samuel J. Palmisano, who is the Chairman of the Executive Compensation and Management Resources Committee

The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Committee meets as necessary, and all actions by the Committee are reported at the next Board of Directors meeting.

(c)	Statutory Auditors

PricewaterhouseCoopers LLP

300 Madison Avenue
New York, New York 10017

3.4.4	Description of the business of IBM

(a)	Summary Chart of the IBM Group

(b)	Overview of IBM's history

IBM was incorporated in the State of New York on June 16, 1911, as the Computing-Tabulating-Recording Co. (C-T-R), a consolidation of the Computing Scale Co. of America, the Tabulating Machine Co. and The International Time Recording Co. of New York. Since, that time, IBM has focused on the intersection of business and technological innovation, and its operations and goals have been international in nature. Over 80 years ago, in 1924, C-T-R changed its name to International Business Machine Corporation. And it continues today: IBM is a globally integrated innovation company, serving the needs of enterprises and institutions worldwide. To help clients achieve growth, effectiveness, efficiency ant the realization of greater value through innovation, IBM draws upon the world's leading systems, software and services capabilities.

(c)	IBM worldwide Organizations

The following worldwide organizations play key roles in IBM's delivery of value to its clients.

●	Sales and Distribution Organization:

The company’s Sales and Distribution organization manages a strong global footprint, with dedicated country based operating units focused on delivering client value. Within these units, client relationship professionals work with integrated teams of consultants, product specialists and delivery fulfillment teams to improve clients’ business performance. These teams deliver value by understanding the client’s business and needs, and then bring together capabilities from across IBM and an extensive network of Business Partners to develop and implement solutions for clients.

By combining global expertise with local experience, IBM’s geographic structure enables dedicated management focus for local clients, speed in addressing new market opportunities and timely investments in emerging opportunities. The geographic units align industry skilled resources to serve clients’ agendas. IBM extends capabilities to mid-market client segments by leveraging industry skills with marketing, ibm.com and local Business Partner resources.

The majority of IBM's revenue, excluding the company’s original equipment manufacturer (OEM) technology business, occurs in industries that are broadly grouped into six sectors:

-	Financial Services: Banking, Financial Markets, Insurance

-	Public: Education, Government, Healthcare, Life Sciences

-	Industrial: Aerospace and Defense, Automotive, Chemical and Petroleum, Electronics

-	Distribution: Consumer Products, Retail, Travel and Transportation

-	Communications: Telecommunications, Media and Entertainment, Energy and Utilities

-	Small and Medium Business: Mainly companies with less than 1,000 employees

●	Research, Development and Intellectual Property

IBM’s research and development (R&D) operations differentiate the company from its competitors. IBM annually spends approximately $6 billion for R&D, focusing its investments in high-growth, high-value opportunities. In 2007, the company's investment in R&D was approximately 15 percent of its combined hardware and software revenue. As a result of innovations in these and other areas, IBM was once again awarded more U.S. patents in 2007 than any other company. This marks the 15th year in a row that IBM achieved this distinction.

In addition to producing world-class hardware and software products, IBM innovations are a major differentiator in providing solutions for the company’s clients through its growing services activities. The company's investments in R&D also result in intellectual property (IP) income of approximately $1 billion annually. Some of IBM’s technological breakthroughs are used exclusively in IBM products, while others are licensed and may be used in either/both IBM products and/or the products of the licensee.

●	Integrated operations

IBM's ability to deliver differentiating innovation to its clients is being greatly enhanced by the company's global integration which is simultaneously giving the company better economics and deeper capabilities, while eliminating redundancies that were built up over fifty years as a growing multinational enterprise. The company operates in 170 countries, with approximately 69 percent of its employees outside the U.S. As a globally integrated enterprise, the company organizes work based on the right costs, the right skills and the right business environment, integrating deeply with its partners, suppliers and clients. Being global is about gaining access to talent and skills and then scaling them globally to develop new, distinctive capabilities. The company's integrated operations enable IBM to be the most efficient, responsive and globally integrated enterprise - able to instantly leverage its expertise and capabilities - anywhere, at any time. Although bound by a common mission and principles, Integrated Operations is comprised of three distinct units, each with very specific objectives closely aligned with the IBM businesses they support.

Integrated Supply Chain

Just as IBM works to transform its clients' supply chains for greater efficiency and responsiveness to global market conditions, the company continues to derive business value from its own globally integrated supply chain, reinvented as a strategic advantage for the company to create value for clients and shareholders. IBM leverages its supply-chain expertise for clients through its supply-chain business transformation outsourcing service to optimize and help operate clients' end-to-end supply-chain processes, from procurement to logistics.

IBM spends approximately $38 billion annually through its supply chain, procuring materials and services around the world. The company’s supply, manufacturing and logistics and customer fulfillment operations are integrated in one operating unit that has reduced inventories, improved response to marketplace opportunities and external risks and converted fixed to variable costs. Simplifying and streamlining internal processes has improved operations, sales force productivity and processes, and these actions have improved client satisfaction.

Integrated Technology Delivery

Integrated Technology Delivery (ITD) brings together all of the company’s worldwide service delivery capabilities for Strategic Outsourcing with strong local and regional management teams supported by a set of global competencies. ITD leverages the company's global scale and advanced technology to deliver standardized solutions that are automated, repeatable and globally integrated.

Through the company’s global position, clients gain cost advantages, access to industry-leading skills and access to IBM’s scale and overall flexibility. ITD manages the world’s largest privately-owned IT infrastructure with employees in over 30 countries supporting over 400 data centers.

Integrated Managed Business Process Delivery

Integrated Managed Business Process Delivery (IMBPD) provides highly efficient, world class delivery capabilities in IBM’s business process delivery operations, which include Business Transformation Outsourcing, Business Process Outsourcing, Business Process Services and Application on Demand. IMBPD has employees and delivery centers in over 40 countries worldwide.

(d)	Description of Business and IBM’s strategy

(i)   Description of IBM's activity

IBM is a globally integrated enterprise that targets the intersection of technology and effective business. The company seeks to be a partner in its clients’ success by enabling their own capacity for distinctive innovation. To help clients achieve growth, effectiveness, efficiency and the realization of greater value through innovation, IBM draws upon the world’s leading systems, software and services capabilities.

The company’s major operations comprise a Global Technology Services segment; a Global Business Services segment; a Systems and Technology segment; a Software segment; and a Global Financing segment.

(ii)   IBM's commercial strategy

In IBM’s view, today’s networked economy has created a global business landscape and a mandate for business change. Integrated global economies have opened markets of new opportunity and new sources of skills. The Internet has enabled communication and collaboration across the world and brought with it a new computing model premised on continuous global connection. In that landscape, companies can distribute work and technology anywhere in the world.

Given these opportunities, IBM is working with its clients to develop new business designs and technical architectures that allow their businesses the flexibility required to compete in this new landscape. The business is also adjusting its footprint towards emerging geographies, tapping their double-digit growth, providing the technology infrastructure they need, and taking advantage of the talent pools they provide to better service the company’s clients.

IBM’s strategy addresses this new era and delivers value to its clients through three strategic priorities:

-	Focus on Open Technologies and High-Value Solutions

The PC era has ended, representing a fundamental shift in the technology requirements of the company's clients. IBM is well positioned to provide clients the open technologies and high-value solutions they will need to compete.

IBM is leveraging its leadership position in the convergence of software and services, in Service Oriented Architecture (SOA), in virtualization, in high-performance chips, in open and modular IT—continuing its shift from commoditizing segments to higher value segments with better profit opportunity.

The company continues to be a leading force in open source solutions to enable its clients to achieve higher levels of interoperability, cost efficiency and quality.

-	Deliver Integration and Innovation to Clients

Changes in the market have caused IBM's clients to seek flexibility and innovation in everything from technical architecture to their business model. In response, IBM is focused on delivering integration and innovation to its clients - offering them technologies and services that support real value creation.

-	Become the Premier Globally Integrated Enterprise

As global networks and technology capabilities change business economics, legacy business designs can quickly become non-competitive. IBM believes a globally integrated enterprise, designed for this new landscape can compete effectively and will benefit from opportunities offered.

To reshape its business for the global economy, IBM has replaced vertical hierarchies with horizontally integrated teams.

Across the business, the company has made significant investments in emerging markets, taking core processes and functions that were once managed regionally and shifting them to a globally integrated model.

(e)	Description of the Intra-group charging system of IBM

IBM operates primarily in a single industry using several segments that create value by offering solutions that include, either singularly or in some combination, services, software, hardware and financing. Segment revenue and pre-tax income include transactions between the segments that are intended to reflect an arm’s-length transfer price. All internal transaction prices are reviewed annually, and reset if appropriate.

IBM utilizes globally integrated support organizations to realize economies of scale and efficient use of resources. As a result, a considerable amount of expense is shared by all of the segments. This expense represents sales coverage, marketing and support functions such as Accounting, Treasury, Procurement, Legal, Human Resources and Billing and Collections. Where practical, shared expenses are allocated based on measurable drivers of expense, e.g., headcount. When a clear and measurable driver cannot be identified, shared expenses are allocated on a financial basis that is consistent with the company's management system; e.g., advertising is allocated based on the gross profits of the segments. The unallocated corporate amounts arising from certain divestitures, indirect infrastructure reductions, miscellaneous tax items and the unallocated corporate expense pool are recorded in Net income but are not allocated to the segments.

As the date of the present document, IBM is not able to evaluate the amount of expenses to be charged to ILOG in the event of the successful outcome of the public tender offer made by CITLOI.

3.4.5	Financial information of IBM - Risk factors and litigation

The press releases below cover recent material events concerning the group.

(a)	Press release relating to the announcement by IBM of its 2008 second-quarter results dated on 17 July 2008

IBM (NYSE: IBM) today announced second-quarter 2008 diluted earnings of $1.98 per share from continuing operations, an increase of 28 percent as reported, compared with diluted earnings of $1.55 per share, including a 5 cents per share gain from the sale of the Printing Systems Division (PSD), in the second quarter of 2007. Excluding the gain in the prior-year period, diluted earnings for the second-quarter 2008 increased 32 percent year over year.

Second-quarter income from continuing operations was $2.8 billion, an increase of 22 percent, compared with $2.3 billion, including the gain from the sale of PSD, in the second quarter of 2007. Without the gain, income from continuing operations increased 26 percent versus the comparable period last year. Total revenues for the second quarter of 2008 of $26.8 billion increased 13 percent (6 percent, adjusting for currency) from the second quarter of 2007.

“IBM had an outstanding quarter and a strong first half for 2008. These results demonstrate that IBM has the ability to thrive in both emerging and established markets. Once again, IBMers performed very well around the world,” said Samuel J. Palmisano, IBM chairman, president and chief executive officer. “We are continuing to see the benefits of IBM's transformation in recent years. Today IBM is a company with a distinctive business model that gives us a competitive edge in a global economy. We enjoy a steady base of recurring revenue and profits; a truly global reach and scale; services and products that deliver genuine value to clients wherever they do business; and a strong and flexible financial foundation that generates powerful cash flow and fuels our investment in growth opportunities.”

“We feel good about our full-year outlook and our 2010 roadmap for $10 to $11 of earnings per share.”

From a geographic perspective, the Americas' second-quarter revenues were $10.9 billion, an increase of 8 percent as reported (6 percent, adjusting for currency) from the 2007 period. Revenues from Europe/Middle East/Africa were $9.8 billion, up 20 percent (7 percent, adjusting for currency). Asia-Pacific revenues increased 16 percent (6 percent, adjusting for currency) to $5.3 billion. OEM revenues were $706 million, down 17 percent compared with the 2007 second quarter. Revenues from the company's new growth markets organization increased 21 percent (14 percent, adjusting for currency) and represented 18 percent of geographic revenues.

Total Global Services revenues grew 16 percent (8 percent, adjusting for currency). Global Technology Services segment revenues increased 15 percent (8 percent, adjusting for currency) to $10.1 billion, with significant growth from existing clients. Global Business Services segment revenues, which benefited from strength in consulting services, increased 18 percent (9 percent, adjusting for currency) to $5.1 billion. IBM signed services contracts totaling $14.7 billion, at actual rates, up 12 percent ($12.2 billion, adjusting for currency, up 4 percent). Short-term signings increased 18 percent, at actual rates, to $7.0 billion (up 9 percent to $5.8 billion, adjusting for currency). The company ended the second quarter with an estimated services backlog, including Strategic Outsourcing, Business Transformation Outsourcing, Integrated Technology Services, Global Business Services and Maintenance, of $117 billion, adjusting for currency, an increase of approximately $1 billion year over year.

Revenues from the Systems and Technology segment totaled $5.2 billion for the quarter, up 2 percent (down 3 percent, adjusting for currency). Revenues increased 5 percent (flat, adjusting for currency) excluding the year-to-year impact of the PSD divestiture in June 2007. Systems revenues grew 10 percent (4 percent, adjusting for currency). Revenues from System z mainframe server products increased 32 percent compared with the year-ago period. Total delivery of System z computing power, which is measured in MIPS (millions of instructions per second), increased 34 percent. Revenue from the converged System p server products increased 29 percent compared with the 2007 period. Revenues from the System x servers decreased 5 percent, and revenues from the System i servers decreased 47 percent. Revenues from System Storage increased 12 percent and revenues from Retail Store Solutions were flat. Revenues from Microelectronics OEM decreased 19 percent.

Revenues from the Software segment were $5.6 billion, an increase of 17 percent (9 percent, adjusting for currency) compared with the second quarter of 2007. Revenues from IBM's total middleware products, which primarily include WebSphere, Information Management, Tivoli, Lotus and Rational products, were $4.3 billion, up 17 percent versus the second quarter of 2007. Operating systems revenues of $592 million increased 4 percent compared with the prior-year quarter.

For the WebSphere family of software products, which facilitate customers' ability to manage a wide variety of business processes using open standards to interconnect applications, data and operating systems, revenues increased 9 percent. Revenues for Information Management software, which enables clients to leverage information on demand, increased 30 percent. Revenues from Tivoli software, infrastructure software that enables clients to centrally manage networks including security and storage capability, increased 9 percent, and revenues for Lotus software, which allows collaborating and messaging by clients in real-time communication and knowledge management, increased 21 percent year over year. Revenues from Rational software, integrated tools to improve the processes of software development, increased 37 percent compared with the year-ago quarter.

Global Financing segment revenues increased 6 percent (down 2 percent, adjusting for currency) in the second quarter to $634 million.

The company’s total gross profit margin was 43.2 percent in the 2008 second quarter compared with 41.8 percent in the 2007 period.

Total expense and other income increased 15 percent to $7.8 billion compared with the prior-year period. SG&A expense increased 12 percent to $6.3 billion. RD&E expense increased 8 percent compared with the year-ago period. Intellectual property and custom development income increased to $285 million compared with $246 million a year ago. Other (income) and expense was income of $24 million, down $228 million as a result of hedging and the year-to-year impact of the gain on the sale of PSD in the second quarter of 2007. Interest expense increased to $145 million compared with $130 million, primarily due to the increase in debt to finance the company's accelerated share repurchase agreements.

IBM's effective tax rate in the second-quarter 2008 was 27.5 percent compared with 28.0 percent in the second quarter of 2007.

Shares repurchased in the second quarter were approximately $4.7 billion on a cash-paid basis. The weighted-average number of diluted common shares outstanding in the second-quarter 2008 was 1.40 billion compared with 1.46 billion shares in the same period of 2007. As of June 30, 2008, there were 1.35 billion basic common shares outstanding.

Debt, including Global Financing, totaled $34.2 billion, compared with $35.3 billion at year-end 2007. From a management segment view, Global Financing debt increased $639 million from year-end 2007 to a total of $25.2 billion at June 30, 2008, resulting in a debt-to-equity ratio of 6.8 to 1. Non-global financing debt, which reflects financial leverage associated with accelerated share repurchase agreements, totaled $9.1 billion, a decrease of $1.7 billion since year-end 2007, resulting in a debt-to-capitalization ratio of 26.9 percent from 30.0 percent at year-end 2007. The cash balance was $9.8 billion at the end of the second quarter.

Year-To-Date 2008 Results

Income from continuing operations for the six months ended June 30, 2008 was $5.1 billion, an increase of 24 percent, compared with $4.1 billion, including the gain from the sale of PSD, in the year-ago period. Diluted earnings per share from continuing operations increased 32 percent to $3.63, compared with $2.75 per diluted share, including the gain from the sale of PSD, for the 2007 period. Without the gain, income from continuing operations for the six months ended June 30, 2008 increased 26 percent and diluted earnings per share increased 34 percent. Revenues from continuing operations for the six- month period totaled $51.3 billion, an increase of 12 percent (5 percent, adjusting for currency) compared with $45.8 billion for the six months of 2008.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the company's failure to continue to develop and market new and innovative products and services and to keep pace with technological change; competitive pressures; failure to obtain or protect intellectual property rights; breaches of the company’s data security measures; changes in the economic environment and corporate IT spending budgets; fluctuations in revenues and purchases, and volatility of stock prices; the company’s ability to attract and retain key personnel and its reliance on critical skills; adverse affects from tax matters; environmental matters; currency fluctuations and customer financing risks; customer credit risk on receivables; risks from investing in growth opportunities; the company's failure to maintain the adequacy of its internal controls; the company's use of certain estimates and assumptions; dependence on certain suppliers; changes in the financial or business condition of the company’s distributors or resellers; the company's ability to successfully manage acquisitions and alliances; failure to have sufficient insurance; legal, political, health and economic conditions; risk factors related to IBM securities; and other risks, uncertainties and factors discussed in the company's Form 10-Q, Form 10-K and in the company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. The company assumes no obligation to update or revise any forward-looking statements.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the company’s results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release the following non-GAAP information which management believes provides useful information to investors:

IBM Results

●	adjusting certain financial results for the sale of PSD;

●	adjusting for currency (i.e., at constant currency).

The rationale for management’s use of non-GAAP measures is included as part of the supplementary materials presented within the second-quarter earnings materials. These materials are available on the IBM investor relations Web site at www.ibm.com/investor and are being included in Attachment II (“Non-GAAP Supplementary Materials”) to the Form 8-K that includes this press release and is being submitted today to the SEC.

INTERNATIONAL BUSINESS MACHINES CORPORATION
COMPARATIVE FINANCIAL RESULTS
(Unaudited; Dollars in millions except per share amounts)

	Three Months			Six Months
	Ended June 30,			Ended June 30,
			Percent			Percent
	2008	2007	Change	2008	2007	Change
REVENUE

Global Technology
Services	$10,100	$8,756	15.3%	$19,777	$17,013	16.2%
Gross margin	31.6%	29.8%		31.5%	29.5%

Global Business
Services	5,107	4,338	17.7%	10,018	8,521	17.6%
Gross margin	25.8%	24.3%		25.4%	24.1%

Systems and
Technology	5,212	5,102	2.2%	9,431	9,622	-2.0%
Gross margin	38.6%	37.3%		37.9%	36.1%

Software	5,574	4,777	16.7%	10,421	9,028	15.4%
Gross margin	84.6%	84.9%		84.3%	84.3%

Global Financing	634	597	6.1%	1,266	1,211	4.5%
Gross margin	55.3%	46.0%		53.1%	48.5%

Other	193	201	-4.0%	409	404	1.1%
Gross margin	5.8%	19.8%		-7.7%	15.9%

TOTAL REVENUE	26,820	23,772	12.8%	51,322	45,801	12.1%

GROSS PROFIT	11,599	9,938	16.7%	21,766	18,804	15.8%
Gross margin	43.2%	41.8%		42.4%	41.1%

EXPENSE AND OTHER INCOME

S,G&A	6,289	5,631	11.7%	11,909	10,720	11.1%
% of revenue	23.4%	23.7%		23.2%	23.4%

R,D&E	1,660	1,534	8.2%	3,229	3,044	6.1%
% of revenue	6.2%	6.5%		6.3%	6.6%

Intellectual
property and
custom development
income	(285)	(246)	15.6%	(559)	(451)	23.8%
Other (income)
and expense	(24)	(253)	-90.4%	(149)	(432)	-65.4%
Interest expense	145	130	11.6%	323	203	58.9%

TOTAL EXPENSE AND
OTHER INCOME	7,786	6,796	14.6%	14,754	13,083	12.8%
% of revenue	29.0%	28.6%		28.7%	28.6%

INCOME FROM
CONTINUING
OPERATIONS BEFORE
INCOME TAXES	3,814	3,142	21.4%	7,012	5,721	22.6%
Pre-tax margin	14.2%	13.2%		13.7%	12.5%

Provision for
income taxes	1,049	881	19.1%	1,928	1,616	19.4%
Effective tax
rate	27.5%	28.0%		27.5%	28.2%

INCOME FROM
CONTINUING
OPERATIONS	$2,765	$2,261	22.3%	$5,084	$4,105	23.8%
Net margin	10.3%	9.5%		9.9%	9.0%

DISCONTINUED
OPERATIONS
Loss from
discontinued
operations	---	1		---	0

NET INCOME	$2,765	$2,260	22.3%	$5,084	$4,105	23.9%

EARNINGS /(LOSS)PER
SHARE OF COMMON
STOCK:

ASSUMING DILUTION
CONTINUING
OPERATIONS	$1.98	$1.55	27.7%	$3.63	$2.75	32.0%
DISCONTINUED
OPERATIONS	---	(0.00)		---	(0.00)
TOTAL	$1.98	$1.55	27.7%	$3.63	$2.75	32.0%
BASIC
CONTINUING
OPERATIONS	$2.02	$1.57	28.7%	$3.70	$2.80	32.1%
DISCONTINUED
OPERATIONS	---	(0.00)		---	(0.00)
TOTAL	$2.02	$1.57	28.7%	$3.70	$2.80	32.1%

WEIGHTED-AVERAGE
NUMBER OF COMMON
SHARES OUTSTANDING
(M's)
ASSUMING DILUTION	1,395.8	1,460.8		1,400.1	1,491.8
BASIC	1,366.3	1,437.2		1,374.6	1,468.3

INTERNATIONAL BUSINESS MACHINES CORPORATION
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Unaudited)

	At	At
(Dollars in millions)	June 30,	December 31,	Percent
	2008	2007	Change
ASSETS

Cash, cash equivalents,
and marketable securities	$9,847	$16,146	-39.0%

Receivables - net, inventories,
prepaid expenses	36,465	37,031	-1.5%

Plant, rental machines,
and other property - net	15,386	15,081	2.0%

Investments and other assets	59,230	52,172	13.5%

TOTAL ASSETS	$120,928	$120,431	0.4%

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	$12,710	$12,235	3.9%
Long-term debt	21,522	23,039	-6.6%
Total debt	34,232	35,274	-3.0%

Accounts payable, taxes,
and accruals	31,973	32,076	-0.3%

Other liabilities	26,458	24,612	7.5%
TOTAL LIABILITIES	92,663	91,962	0.8%

STOCKHOLDERS' EQUITY	28,264	28,470	-0.7%
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$120,928	$120,431	0.4%

INTERNATIONAL BUSINESS MACHINES CORPORATION
SEGMENT DATA
(Unaudited)

	SECOND-QUARTER 2008
				Pre-tax
				Income
				(Loss)
				From
(Dollars in millions)		Revenue		Continuing	Pre-tax
	External	Internal	Total	Operations	Margin
SEGMENTS

Global Technology Services	$10,100	$390	$10,489	$994	9.5%
Y-T-Y Change	15.3%	-4.7%	14.5%	26.2%

Global Business Services	5,107	259	5,366	637	11.9%
Y-T-Y Change	17.7%	-21.2%	15.0%	31.2%

Systems and Technology	5,212	215	5,427	400	7.4%
Y-T-Y Change	2.2%	-15.6%	1.3%	20.7%

Software	5,574	719	6,293	1,492	23.7%
Y-T-Y Change	16.7%	31.0%	18.2%	19.4%

Global Financing	634	525	1,159	428	36.9%
Y-T-Y Change	6.1%	54.0%	23.5%	28.7%

TOTAL REPORTABLE SEGMENTS	26,626	2,108	28,734	3,951	13.8%
Y-T-Y Change	13.0%	12.0%	12.9%	24.0%

Eliminations / Other	193	(2,108)	(1,915)	(138)

TOTAL IBM CONSOLIDATED	$26,820	$0	$26,820	$3,814	14.2%
Y-T-Y Change	12.8%		12.8%	21.4%

	SECOND -QUARTER 2007
				Pre-tax
				Income
				(Loss)
				From
(Dollars in millions)		Revenue		Continuing	Pre-tax
	External	Internal	Total	Operations	Margin
SEGMENTS

Global Technology Services	$8,756	$409	$9,165	$788	8.6%

Global Business Services	4,338	329	4,667	486	10.4%

Systems and Technology	5,102	255	5,357	332	6.2%

Software	4,777	549	5,326	1,250	23.5%

Global Financing	597	341	938	332	35.4%

TOTAL REPORTABLE SEGMENTS	23,571	1,883	25,453	3,187	12.5%

Eliminations / Other	201	(1,883)	(1,681)	(46)

TOTAL IBM CONSOLIDATED	$23,772	$0	$23,772	$3,142	13.2%

INTERNATIONAL BUSINESS MACHINES CORPORATION
SEGMENT DATA
(Unaudited)

	SIX-MONTHS 2008
				Pre-tax
				Income
				(Loss)
				From
(Dollars in millions)		Revenue		Continuing	Pre-tax
	External	Internal	Total	Operations	Margin

SEGMENTS

Global Technology Services	$19,777	$778	$20,555	$1,982	9.6%
Y-T-Y Change	16.2%	-6.8%	15.2%	34.9%

Global Business Services	10,018	517	10,535	1,216	11.5%
Y-T-Y Change	17.6%	-18.0%	15.1%	27.3%

Systems and Technology	9,431	410	9,841	546	5.5%
Y-T-Y Change	-2.0%	-21.5%	-3.0%	27.5%

Software	10,421	1,386	11,807	2,759	23.4%
Y-T-Y Change	15.4%	22.3%	16.2%	20.7%

Global Financing	1,266	911	2,177	816	37.5%
Y-T-Y Change	4.5%	32.1%	14.5%	15.6%

TOTAL REPORTABLE SEGMENTS	50,913	4,002	54,915	7,319	13.3%
Y-T-Y Change	12.2%	5.0%	11.6%	25.2%

Eliminations / Other	409	(4,002)	(3,593)	(307)

TOTAL IBM CONSOLIDATED	$51,322	$0	$51,322	$7,012	13.7%
Y-T-Y Change	12.1%		12.1%	22.6%

	SIX-MONTHS 2007
				Pre-tax
				Income
				(Loss)
				From
(Dollars in millions)		Revenue		Continuing	Pre-tax
	External	Internal	Total	Operations	Margin

SEGMENTS

Global Technology Services	$17,013	$834	$17,848	$1,469	8.2%

Global Business Services	8,521	630	9,152	955	10.4%

Systems and Technology	9,622	523	10,145	428	4.2%

Software	9,028	1,134	10,162	2,286	22.5%

Global Financing	1,211	689	1,901	706	37.1%

TOTAL REPORTABLE SEGMENTS	45,397	3,810	49,207	5,844	11.9%

Eliminations / Other	404	(3,810)	(3,406)	(124)

TOTAL IBM CONSOLIDATED	$45,801	$0	$45,801	$5,721	12.5%

(b)	Press release relating to the announcement by IBM of its 2007 Fourth-quarter and Full-Year results dated on 17 January 2008

IBM (NYSE: IBM) today announced fourth-quarter 2007 diluted earnings of $2.80 per share from continuing operations compared with diluted earnings of $2.26 per share in the fourth quarter of 2006, an increase of 24 percent as reported. Fourth-quarter income from continuing operations was $4.0 billion compared with $3.5 billion in the fourth quarter of 2006, an increase of 14 percent. Total revenues for the fourth quarter of 2007 of $28.9 billion increased 10 percent (4 percent, adjusting for currency) from the fourth quarter of 2006.

“IBM had a terrific fourth quarter and full year with record revenue, profit and cash. The broad scope of our global business --- led by strong operational performance in Asia, Europe and emerging countries --- as well as continued growth in services and software drove these outstanding results,” said Samuel J. Palmisano, IBM chairman, president and chief executive officer. “As we begin 2008, IBM is well-positioned as a result of our global business reach, solid recurring revenue and profit streams, and strong financial position. We are on track to achieve our long-term earnings-per-share roadmap objective in 2010.”

From a geographic perspective, the Americas' fourth-quarter revenues were $11.7 billion, an increase of 5 percent as reported (2 percent, adjusting for currency) from the 2006 period. Revenues from Europe/Middle East/Africa were $10.8 billion, up 16 percent (6 percent, adjusting for currency). Asia-Pacific revenues increased 15 percent (9 percent, adjusting for currency) to $5.5 billion. OEM revenues were $894 million, down 13 percent compared with the 2006 fourth quarter.

Total Global Services revenues grew 17 percent (10 percent, adjusting for currency) and pre-tax income increased 19 percent. Global Technology Services segment revenues increased 16 percent (10 percent, adjusting for currency) to $10.0 billion, with strong performance in all geographic regions and business sectors. Global Business Services segment revenues, marked by significant growth in core consulting and application management services, increased 17 percent (10 percent, adjusting for currency) to $4.9 billion. IBM signed services contracts totaling $15.4 billion, down 13 percent year over year versus a strong fourth-quarter 2006; short-term signings increased 8 percent. The full-year estimated services backlog, including Strategic Outsourcing, Business Transformation Outsourcing, Integrated Technology Services, Global Business Services and Maintenance, was $118 billion, an increase of $2 billion from the prior-year period.

Revenues from the Systems and Technology segment totaled $6.8 billion for the quarter, down 4 percent (8 percent, adjusting for currency). Revenues were flat excluding the year-to-year impact of the Printing Systems Division divestiture in June 2007. Pre-tax income increased 18 percent. Systems and Technology revenues from the System p UNIX server products increased 9 percent compared with the 2006 period and revenues from System x servers increased 6 percent. Revenues from System z server products decreased 15 percent versus the year-ago period. Total delivery of System z computing power, which is measured in MIPS (millions of instructions per second), decreased 4 percent. Revenues from System i servers increased 2 percent. Revenues from System Storage increased 11 percent and revenues from Microelectronics decreased 15 percent.

Revenues from the Software segment were $6.3 billion, an increase of 12 percent (6 percent, adjusting for currency) compared with the fourth quarter of 2006; pre-tax income increased 21 percent. Revenues from IBM's middleware products, which primarily include WebSphere, Information Management, Tivoli, Lotus and Rational products, were $5.0 billion, up 13 percent versus the fourth quarter of 2006. Operating systems revenues of $664 million increased 3 percent compared with the prior-year quarter.

For the WebSphere family of software products, which facilitate customers' ability to manage a wide variety of business processes using open standards to interconnect applications, data and operating systems, revenues increased 23 percent. Revenues from Information Management software, which enables clients to leverage information on demand, increased 11 percent. Revenues from Tivoli software, infrastructure software that enables clients to centrally manage networks including security and storage capability, increased 19 percent, and revenues from Lotus software, which allows collaborating and messaging by clients in real- time communication and knowledge management, increased 7 percent year over year. Revenues from Rational software, integrated tools to improve the processes of software development, increased 22 percent compared with the year-ago quarter.

Global Financing segment revenues increased 8 percent (2 percent, adjusting for currency) in the fourth quarter to $668 million.

The company's total gross profit margin was 44.9 percent in the 2007 fourth quarter compared with 44.6 percent in the 2006 period.

Total expense and other income increased 9 percent to $7.5 billion compared to $6.9 billion in the prior-year period. Total SG&A expense increased 7 percent to $6.0 billion. RD&E expense was $1.6 billion, flat compared with the year-ago period. Intellectual property and custom development income decreased to $236 million compared with $241 million a year ago. Other (income) and expense contributed income of $98 million in the fourth quarter of 2007 versus income of $150 million in the fourth quarter of 2006. Interest expense increased to $214 million compared with $71 million in the prior-year period, primarily due to the increase in debt to finance the company's accelerated share repurchase agreements executed in the second quarter.

IBM's effective tax rate in the fourth-quarter 2007 was 28.0 percent, flat compared with the fourth quarter of 2006.

The weighted-average number of diluted common shares outstanding in the fourth-quarter 2007 was 1.41 billion compared with 1.53 billion shares in the same period of 2006.

Full-Year 2007 Results

●	Diluted earnings of $7.18 per share, up 18 percent as reported;

●	Total revenues of $98.8 billion, up 8 percent;

●	Global Technology Services revenues up 12 percent; pre-tax income up 8 percent;

●	Global Business Services revenues up 13 percent; pre-tax income up 21 percent;

●	Software revenues up 10 percent; pre-tax income up 9 percent.

Income from continuing operations for the year ended December 31, 2007 was $10.4 billion compared with $9.4 billion in the year-ago period, an increase of 11 percent. Diluted earnings per share from continuing operations were $7.18, including a gain from the sale of the Printing Systems Division in the second quarter, an increase of 18 percent, compared with $6.06 per diluted share in 2006. Revenues from continuing operations for 2007 totaled $98.8 billion, an increase of 8 percent (4 percent, adjusting for currency), compared with $91.4 billion in 2006.

From a geographic perspective, the Americas’ full-year revenues were $41.1 billion, an increase of 4 percent as reported (3 percent, adjusting for currency) from the 2006 period. Revenues from Europe/Middle East/Africa were $34.7 billion, an increase of 14 percent (5 percent, adjusting for currency). Asia-Pacific revenues increased 11 percent (8 percent, adjusting for currency) to $19.5 billion. OEM revenues were $3.5 billion, down 10 percent compared with 2006.

Revenues from the Global Technology Services segment totaled $36.1 billion, an increase of 12 percent (7 percent, adjusting for currency) compared with 2006. Revenues from the Global Business Services segment were $18.0 billion, up 13 percent (9 percent, adjusting for currency). Systems and Technology segment revenues were $21.3 billion, a decrease of 3 percent (6 percent, adjusting for currency). Software segment revenues in 2007 totaled $20.0 billion, an increase of 10 percent (6 percent, adjusting for currency). Global Financing segment revenues totaled $2.5 billion, an increase of 6 percent (2 percent, adjusting for currency).

For total operations, net income for 2007 was $10.4 billion, or $7.18 per diluted share, compared with the 2006 net income of $9.5 billion, or $6.11 per diluted share, which included a gain from discontinued operations related to country tax settlements of $76 million.

IBM ended 2007 with $16.1 billion of cash on hand and free cash flow of $12.4 billion, up 1.9 billion year over year. The balance sheet remains strong, and the company is well positioned to take advantage of opportunities.

Share repurchases totaled approximately $18.8 billion in 2007, including $12.5 billion executed through accelerated share repurchase agreements in May. The repurchases are part of the $15 billion authorization for the company's stock repurchase program approved by the IBM board of directors on April 24.

The weighted-average number of diluted common shares outstanding in 2007 was 1.45 billion compared with 1.55 billion shares in 2006. As of December 31, 2007, there were 1.39 billion basic common shares outstanding.

Debt, including Global Financing, totaled $35.3 billion, compared with $22.7 billion at year-end 2006. From a management segment view, Global Financing debt increased $2.2 billion from year-end 2006 to a total of $24.5 billion, resulting in a debt-to-equity ratio of 7.1 to 1. The non- global financing debt-to-capitalization ratio was 30.0 percent at the end of 2007, which reflects increased financial leverage associated with the accelerated share repurchase agreements.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the company's failure to continue to develop and market new and innovative products and services and to keep pace with technological change; competitive pressures; failure to obtain or protect intellectual property rights; fluctuations in revenues and purchases, and volatility of stock prices; the company's ability to attract and retain key personnel; adverse affects from tax matters; environmental matters; currency fluctuations and customer financing risks; customer credit risk on trade receivables; risks from investing in growth opportunities; the company’s failure to maintain the adequacy of its internal controls; the company's use of certain estimates and assumptions; dependence on certain suppliers; changes in the financial or business condition of the company’s distributors or resellers; the company’s ability to successfully manage acquisitions and alliances; failure to have sufficient insurance; legal, political, health and economic conditions; risk factors related to IBM securities; and other risks, uncertainties and factors discussed in the company’s Form 10-Q, Form 10-K and in the company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. The company assumes no obligation to update or revise any forward-looking statements.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the company’s results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release the following non-GAAP information which management believes provides useful information to investors:

IBM Results -

●	adjusting for revenues relating to the sale of the Printing System Division;

●	adjusting for free cash flow;

●	adjusting for currency (i.e., at constant currency).

The rationale for management’s use of non-GAAP measures is included as part of the supplementary materials presented within the fourth-quarter earnings materials. These materials are available on the IBM investor relations Web site at www.ibm.com/investor and are being included in Attachment II (“Non-GAAP Supplementary Materials”) to the Form 8-K that includes this press release and is being submitted today to the SEC.

INTERNATIONAL BUSINESS MACHINES CORPORATION
COMPARATIVE FINANCIAL RESULTS
(Dollars in millions except per share amounts)

	Three Months			Twelve Months
	Ended December 31,			Ended December 31,

			Percent			Percent
	2007	2006	Change	2007	2006	Change
REVENUE

Global Technology
Services	$9,997	$8,590	16.4%	$36,103	$32,322	11.7%
Gross margin	30.1%	29.9%		29.9%	29.8%

Global Business
Services	4,933	4,223	16.8%	18,041	15,969	13.0%
Gross margin	23.1%	24.7%		23.5%	23.1%

Systems and
Technology	6,796	7,070	-3.9%	21,317	21,970	-3.0%
Gross margin	45.7%	41.8%		39.7%	37.7%

Software	6,259	5,607	11.6%	19,982	18,161	10.0%
Gross margin	87.1%	86.5%		85.2%	85.2%

Global Financing	668	620	7.7%	2,502	2,365	5.8%
Gross margin	45.5%	48.6%		46.7%	50.3%

Other	212	147	44.8%	842	637	32.1%
Gross margin	-15.8%	-6.9%		4.4%	5.7%

TOTAL REVENUE	28,866	26,257	9.9%	98,786	91,424	8.1%

GROSS PROFIT	12,970	11,701	10.8%	41,729	38,295	9.0%
Gross margin	44.9%	44.6%		42.2%	41.9%

EXPENSE AND OTHER
INCOME

S,G&A	6,016	5,620	7.0%	22,060	20,259	8.9%
% of revenue	20.8%	21.4%		22.3%	22.2%

R,D&E	1,586	1,587	-0.1%	6,153	6,107	0.8%
% of revenue	5.5%	6.0%		6.2%	6.7%

	Three Months Ended December 31,			Twelve Months Ended December 31,

			Percent			Percent
	2007	2006	Change	2007	2006	Change
Intellectual property and custom development income	(236)	(241)	-1.7%	(958)	(900)	6.4%
Other (income) and expense
	(98)	(150)	-34.5%	(626)	(766)	-18.3%
Interest expense	214	71	203.6%	611	278	119.6%

TOTAL EXPENSE AND
OTHER INCOME	7,481	6,887	8.6%	27,240	24,978	9.1%
% of revenue	25.9%	26.2%		27.6%	27.3%

INCOME FROM
CONTINUING
OPERATIONS BEFORE
INCOME TAXES	5,489	4,814	14.0%	14,489	13,317	8.8%
Pre-tax margin	19.0%	18.3%		14.7%	14.6%

Provision for
income taxes	1,537	1,350	13.9%	4,071	3,901	4.4%

Effective tax rate	28.0%	28.0%		28.1%	29.3%

INCOME FROM
CONTINUING
OPERATIONS	3,951	3,464	14.1%	10,418	9,416	10.6%
Net margin	13.7%	13.2%		10.5%	10.3%

DISCONTINUED
OPERATIONS

Income/(loss) from
discontinued operations	1	76		(0)	76

	Three Months Ended December 31,			Twelve Months Ended December 31,

			Percent			Percent
	2007	2006	Change	2007	2006	Change

NET INCOME	$3,952	$3,541	11.6%	$10,418	$9,492	9.7%

EARNINGS/(LOSS)PER
SHARE OF
COMMON STOCK:

ASSUMING DILUTION
CONTINUING
OPERATIONS	$2.80	$2.26	23.9%	$7.18	$6.06	18.5%
DISCONTINUED
OPERATIONS	0.00	0.05		(0.00)	0.05
TOTAL	$2.80	$2.31	21.2%	$7.18	$6.11	17.5%
BASIC
CONTINUING
OPERATIONS	$2.85	$2.30	23.9%	$7.32	$6.15	19.0%
DISCONTINUED
OPERATIONS	0.00	0.05		(0.00)	0.05
TOTAL	$2.86	$2.35	21.7%	$7.32	$6.20	18.1%

WEIGHTED-AVERAGE
NUMBER COMMON
SHARES OUT-
STANDING (M's)
ASSUMING DILUTION	1,412.9	1,532.5		1,450.6	1,553.5
BASIC	1,384.1	1,507.3		1,423.0	1,530.8

INTERNATIONAL BUSINESS MACHINES CORPORATION
CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	At	At
(Dollars in millions)	December 31,	December 31,	Percent
	2007	2006	Change
ASSETS

Cash, cash equivalents,
and marketable securities	$16,146	$10,657	51.5%

Receivables - net, inventories,
prepaid expenses	37,031	34,003	8.9%

Plant, rental machines,
and other property - net	15,081	14,440	4.4%

Investments and other assets	52,172	44,134	18.2%

TOTAL ASSETS	$120,431	$103,234	16.7%

LIABILITIES AND STOCKHOLDERS'
EQUITY

Short-term debt	$15,735	$8,902	76.8%
Long-term debt	19,539	13,780	41.8%
Total debt	35,274	22,682	55.5%

Accounts payable, taxes,
and accruals	32,076	31,189	2.8%

Other liabilities	24,612	20,857	18.0%
TOTAL LIABILITIES	91,962	74,728	23.1%

STOCKHOLDERS' EQUITY	28,470	28,506	-0.1%
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$120,431	$103,234	16.7%

INTERNATIONAL BUSINESS MACHINES CORPORATION
SEGMENT DATA

	FOURTH QUARTER 2007
				Pre-tax
				Income
				(Loss)
				From
(Dollars in millions)	Revenue			Continuing	Pre-tax
	External	Internal	Total	Operations	Margin
SEGMENTS

Global Technology Services	$9,997	$393	$10,390	$1,061	10.2%
Y-T-Y Change	16.4%	-9.6%	15.1%	25.8%

Global Business Services	4,933	287	5,220	588	11.3%
Y-T-Y Change	16.8%	-17.8%	14.2%	9.2%

Systems and Technology	6,796	240	7,036	1,364	19.4%
Y-T-Y Change	-3.9%	-33.6%	-5.3%	17.8%

Software	6,259	712	6,971	2,433	34.9%
Y-T-Y Change	11.6%	12.7%	11.7%	20.8%

Global Financing	668	445	1,113	341	30.7%
Y-T-Y Change	7.7%	-8.8%	0.4%	-11.8%

TOTAL REPORTABLE SEGMENTS	28,654	2,077	30,731	5,787	18.8%
Y-T-Y Change	9.7%	-8.3%	8.3%	17.1%

Eliminations / Other	212	(2,077)	(1,865)	(298)

TOTAL IBM CONSOLIDATED	$28,866	$0	$28,866	$5,489	19.0%
Y-T-Y Change	9.9%		9.9%	14.0%

	FOURTH QUARTER 2006
				Pre-tax
				Income
				(Loss)
				From
(Dollars in millions)		Revenue		Continuing	Pre-tax
	External	Internal	Total	Operations	Margin
SEGMENTS

Global Technology Services	$8,590	$435	$9,025	$843	9.3%

Global Business Services	4,223	349	4,572	538	11.8%

Systems and Technology	7,070	362	7,432	1,158	15.6%

Software	5,607	632	6,239	2,015	32.3%

Global Financing	620	488	1,108	387	34.9%

TOTAL REPORTABLE SEGMENTS	26,111	2,266	28,377	4,940	17.4%

Eliminations / Other	147	(2,266)	(2,120)	(126)

TOTAL IBM CONSOLIDATED	$26,257	$0	$26,257	$4,814	18.3%

INTERNATIONAL BUSINESS MACHINES CORPORATION
SEGMENT DATA

	TWELVE MONTHS 2007
				Pre-tax
				Income
				(Loss)
				From
(Dollars in millions)		Revenue		Continuing	Pre-tax
	External	Internal	Total	Operations	Margin
SEGMENTS

Global Technology Services	$36,103	$1,636	$37,739	$3,557	9.4%
Y-T-Y Change	11.7%	-7.2%	10.7%	8.2%

Global Business Services	18,041	1,193	19,234	2,064	10.7%
Y-T-Y Change	13.0%	-13.1%	10.9%	21.0%

Systems and Technology	21,317	998	22,315	2,153	9.6%
Y-T-Y Change	-3.0%	-14.5%	-3.6%	23.8%

Software	19,982	2,416	22,398	6,002	26.8%
Y-T-Y Change	10.0%	7.5%	9.7%	9.3%

Global Financing	2,502	1,482	3,984	1,386	34.8%
Y-T-Y Change	5.8%	-3.0%	2.4%	-4.7%

TOTAL REPORTABLE SEGMENTS	97,944	7,726	105,670	15,163	14.3%
Y-T-Y Change	7.9%	-4.4%	6.9%	10.8%

Eliminations / Other	842	(7,726)	(6,884)	(674)

TOTAL IBM CONSOLIDATED	$98,786	$0	$98,786	$14,489	14.7%
Y-T-Y Change	8.1%		8.1%	8.8%

	TWELVE MONTHS 2006
				Pre-tax
				Income
				(Loss)
				From
(Dollars in millions)		Revenue		Continuing	Pre-tax
	External	Internal	Total	Operations	Margin
SEGMENTS

Global Technology Services	$32,322	$1,763	$34,086	$3,288	9.6%

Global Business Services	15,969	1,373	17,341	1,706	9.8%

Systems and Technology	21,970	1,168	23,138	1,739	7.5%

Software	18,161	2,249	20,409	5,493	26.9%

Global Financing	2,365	1,527	3,892	1,455	37.4%

TOTAL REPORTABLE SEGMENTS	90,787	8,080	98,867	13,682	13.8%

Eliminations / Other	637	(8,080)	(7,443)	(365)

TOTAL IBM CONSOLIDATED	$91,424	$0	$91,424	$13,317	14.6%

(c)	Risk factors and litigation[4]

(i)  Risk factors

●	Economic Environment and Corporate IT Spending Budgets:

If overall demand for systems, software and services changes, whether due to general economic conditions or a shift in corporate buying patterns, sales performance could be impacted. IBM’s diverse set of products and offerings is designed to provide more consistent results in both strong and weak economic environments. The company addresses this by not only having a mix of offerings with long-term cash and income streams, as well as cyclical transaction-based sales, but also by continually developing competitive products and solutions and effectively managing a skilled resource base. IBM continues to transform itself to take advantage of shifting demand trends, focusing on client or industry-specific solutions, business performance and open standards.

●	Internal Business Transformation and Global Integration Initiatives:

IBM continues to drive greater productivity, flexibility and cost savings by transforming and globally integrating its own business processes and functions. In addition to eliminating redundancies and overhead structures to drive productivity, this integration has improved IBM’s capacity to innovate by providing greater clarity of key priorities around shared goals and objectives and leads to a sharper focus for the company on learning, development and knowledge sharing. As IBM continues to drive higher levels of automation and integration into its business, IBM’s dependency on internal IT systems also increases.

4 Source:  IBM Annual Report for the financial year 2007 and Form-10-K filed with the “Securities and Echange Commission” (SEC) on 29 July 2008.

●	Innovation Initiatives:

IBM invests to improve its ability to help its clients innovate. Investment may occur in the research and development of new products and services, as well as in the establishment of new collaborative and co-creation relationships with developers, other companies and other institutions. To deliver value that helps clients differentiate themselves for competitive advantage, IBM has been moving away from commoditized categories of the IT industry and into areas in which it can differentiate itself through innovation and by leveraging its investments in R&D. In the highly competitive IT industry, with large diversified competitors as well as smaller and nimble single technology competitors, IBM’s ability to continue its cutting-edge innovation is critical to maintaining and increasing market share. IBM is managing this risk by more closely linking its R&D organization to industry-specific and client specific needs. In addition, IBM has one of the strongest brand names in the world, and its brand and overall reputation depends in part on its ability to continue to stand for industry-leading technology and solutions that provide business advantages.

●	Open Standards:

The broad adoption of open standards is essential to the computing model for on demand business and is a significant driver of collaborative innovation across all industries. Without interoperability among all manner of computing platforms, the integration of any client’s internal systems, applications and processes remains a monumental and expensive task. The broad-based acceptance of open standards—rather than closed, proprietary architectures—also allows the computing infrastructure to more easily absorb (and thus benefit from) new technical innovations. IBM is committed to fostering open standards because they are vital to the On Demand Operating Environment, and because their acceptance will expand growth opportunities across the entire business services and IT industry. There are a number of competitors in the IT industry with significant resources and investments who are committed to closed and proprietary platforms as a way to lock customers into a particular architecture. This competition may result in increased pricing pressure and/or IP claims and proceedings.

●	Investing in Growth Opportunities:

The company is continuing to refocus its business on the higher-value segments of enterprise computing—providing technology and transformation services to clients’ businesses. Consistent with that focus, the company continues to significantly invest in growth opportunities, as a way to drive revenue growth and market share gains. IBM continues to invest in dozens of emerging growth countries including Brazil, Russia, India and China. The developing nature of emerging growth countries presents political, social and economic risks to IBM’s business, including risks from inadequate infrastructure and labor disruptions in these countries, which could impact the company’s ability to deliver to its clients around the world.

●	Protection of Intellectual Property:

While the company’s various proprietary intellectual property rights are important to its success, IBM believes its business as a whole is not materially dependent on any particular patent or license, or any particular group of patents or licenses. IBM owns or is licensed under a number of patents, which vary in duration, relating to its products. Licenses under patents owned by IBM have been and are being granted to others under reasonable terms and conditions. These protections may not prevent competitors from independently developing products and services similar to or duplicative to the company’s nor can there be any assurance that these protections will adequately deter misappropriation or improper use of the company’s technology. Also, there can be no assurances that IBM will be able to obtain from third parties the licenses it needs in the future.

●	Data Protection:

The company’s products and services, as well as its internal systems and processes, involve the storage and transmission of proprietary information and sensitive or confidential data, including personal information of employees, customers and others. Breaches of the company’s security measures could expose the company, its customers or the individuals affected to a risk of loss or misuse of this information, resulting in litigation and potential liability for the company, as well as the loss of existing or potential customers and damage to the company’s brand and reputation. In addition, the cost and operational consequences of implementing further data protection measures could be significant.

●	Seasonality of Revenues and Purchases:

IBM’s revenues are affected by such factors as the introduction of new products and services, the length of the sales cycles and the seasonality of technology purchases. As a result, the company’s results are difficult to predict. These factors historically have resulted in lower revenue in the first quarter than in the immediately preceding fourth quarter. In addition, the high volume of products ordered at the end of each quarter, especially at the end of the fourth quarter, may affect IBM’s ability to successfully ship all orders before the end of the quarter.

●	Local Legal, Economic and Health Conditions:

The company is a globally integrated entity, operating in 170 countries worldwide and deriving more than sixty percent of its revenues from sales outside the United States. Changes in the laws or policies of the countries in which the company operates could affect the company’s business in that country and the company’s overall results of operations. The company’s results of operations also could be affected by economic and political changes in those countries and by macroeconomic changes, including recessions, inflation and currency fluctuations between the U.S. dollar and local currency. In addition, any widespread outbreak of an illness or other health issue, such as severe acute respiratory syndrome (SARS), avian influenza (bird flu) or any other pandemic, or local or global health issues, could adversely affect the company’s operations and its ability to source and deliver products and services to its customers and customer demand.

●	Insurance:

The company maintains third party insurance coverage against various liability risks and risks of property loss. While we believe these arrangements are an effective way to insure against liability and property damage risks, the potential liabilities associated with those risks or other events could exceed the coverage provided by such arrangements.

●	Environmental Matters:

The company is subject to various federal, state, local and foreign laws and regulations concerning the discharge of materials into the environment or otherwise related to environmental protection, including the U.S. Superfund law. The company could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as well as third-party claims for property damage or personal injury, if it were to violate or become liable under environmental laws and regulations. Compliance with environmental laws and regulations is not expected to have a material adverse effect on the company’s financial position, results of operations and competitive position.

●	Tax Matters:

The company is subject to income taxes in both the United States and numerous foreign jurisdictions. IBM’s provision for income taxes and cash tax liability in the future could be adversely affected by numerous factors including, but not limited to, income before taxes being lower than anticipated in countries with lower statutory tax rates and higher than anticipated in countries with higher statutory tax rates, changes in the valuation of deferred tax assets and liabilities, and changes in tax laws, regulations, accounting principles or interpretations thereof, which could adversely impact the company’s results of operations and financial condition in future periods. In addition, IBM is subject to the continuous examination of its income tax returns by the Internal Revenue Service and other tax authorities. The company regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of its provision for income taxes. There can be no assurance that the outcomes from these continuous examinations will not have an adverse effect on the company’s provision for income taxes and cash tax liability.

●	Internal Controls:

Effective internal controls are necessary for the company to provide reasonable assurance with respect to its financial reports and to effectively prevent fraud. If the company cannot provide reasonable assurance with respect to its financial reports and effectively prevent fraud, the company’s operating results could be affected. Pursuant to the Sarbanes-Oxley Act of 2002, the company is required to furnish a report by management on internal control over financial reporting, including management’s assessment of the effectiveness of such control. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If the company fails to maintain the adequacy of its internal controls, including any failure to implement required new or improved controls, or if the company experiences difficulties in their implementation, the company’s business and operating results could be harmed, the company could fail to meet its financial reporting obligations, and there could be a material adverse effect on the company’s stock price.

●	Use of Estimates:

In connection with the application of generally accepted accounting principles (GAAP) and the preparation of the Consolidated Financial Statements, the company uses certain estimates and assumptions, which are based on historical experience and management’s knowledge of current events and actions that the company may undertake in the future. The company’s most critical accounting estimates are described in the Management Discussion on pages 47 to 49 of IBM’s 2007 Annual Report to Stockholders. In addition, as discussed in note N, ‘‘Contingencies and Commitments’’ on pages 94 through 96 of IBM’s 2007 Annual Report to Stockholders, the company makes certain estimates under the provisions of SFAS No. 5, ‘‘Accounting for Contingencies’’, including decisions related to legal proceedings and reserves. While management believes that these estimates and assumptions are reasonable under the circumstances, by definition they involve the use of judgment and the exercise of discretion, and therefore, actual results may differ.

●	Competitive Conditions:

The company operates in businesses that are subject to intense competitive pressures. The company’s businesses face a significant number of competitors, ranging from some of the world’s largest global enterprises to an increasing number of relatively small, rapidly growing and highly specialized organizations. The company believes that its combination of technology, performance, quality, reliability, price and the breadth of products and service offerings are important competitive factors. Intense competitive pressures could affect prices or demand for the company’s products and services, resulting in reduced profit margins and/or loss of market opportunity. Unlike many of its competitors, the company has a broad set of capabilities and businesses and must allocate resources across these businesses while competing with companies that specialize in one or more of these product lines. As a result, the company may not fund or invest in certain of its businesses to the same degree that its competitors do, and these competitors may have greater financial, technical and marketing resources available to them than the businesses against which they compete.

●	Volatility of Stock Price:

The company’s stock price is affected by a number of factors, including quarterly variations in financial results, the competitive landscape, general economic and market conditions and estimates and projections by the investment community. As a result, like other technology companies, the company’s stock price is subject to significant volatility.

●	Dependence on Key Personnel and Reliance on Critical Skills:

Much of the future success of the company depends on the continued service, availability and integrity of skilled personnel, including technical, marketing and staff resources. Experienced personnel in the information technology industry are in high demand and competition for their talents is intense. Changing demographics and labor work force trends may result in a loss of knowledge and skills as experienced workers retire. In addition, companies in the information technology and services industry whose employees accept positions with IBM may claim that IBM has interfered with non compete obligations of their former employees, engaged in unfair hiring practices or that the employment of these persons by IBM would involve the disclosure or use of trade secrets. Any such claims could limit or prevent IBM from hiring employees or cause it to incur liability for damages or substantial costs in defending the company or its employees against these claims, whether or not they have merit. Further, many of IBM’s key personnel receive a total compensation package that includes equity awards. New regulations, volatility in the stock market and other factors could diminish the company’s use, and the value, of the company’s equity awards, putting the company at a competitive disadvantage or forcing the company to use more cash compensation.

●	Relationships with Critical Suppliers:

IBM’s business employs a wide variety of components, supplies, services and raw materials from a substantial number of suppliers around the world. Certain of the company’s businesses rely on single or a limited number of suppliers, although the company makes every effort to assure that alternative sources are available if the need arises. The failure of the company’s suppliers to deliver components, supplies, services and raw materials in sufficient quantities and in a timely manner could adversely affect the company’s business. In addition, any defective components, supplies or materials, or inadequate services, received from suppliers could reduce the reliability of the company’s products and services and harm the company’s reputation.

●	Currency and Customer Financing Risks:

The company derives a significant percentage of its revenues from its affiliates operating in local currency environments and those results are affected by changes in the relative values of non-U.S. currencies and the U.S. dollar. Further, inherent in the company’s customer financing business are risks related to the concentration of credit, client creditworthiness, interest rate and currency fluctuations on the associated debt and liabilities, the determination of residual values, and the financing of other than traditional IT assets. The company employs a number of strategies to manage these risks, including the use of derivative financial instruments. Derivatives involve the risk of non-performance by the counterparty. In addition, there can be no assurance that the company’s efforts to manage its currency and customer financing risks will be successful.

●	Customer Credit Risk on Receivables:

The company’s client base includes many worldwide enterprises, from small and medium businesses to the world’s largest organizations and governments, with a significant portion of the company’s revenue coming from global clients in the company’s Financial Services, Public, and Small and Medium business sectors. The company’s financial performance is exposed to a wide variety of industry sector dynamics worldwide. Most of the company’s sales are on an open credit basis and the company performs ongoing credit evaluations of its clients’ financial conditions. The company maintains reserves that it believes are adequate to cover exposure for any uncollectible receivables and regularly reviews such reserves by considering factors such as write-off history, aging analysis and any specific, known troubled accounts. If the company becomes aware of additional information related to the credit worthiness of a major customer, or, if future actual default rates on receivables in general differ from those currently anticipated, the company may have to adjust its reserves, which could affect the company’s consolidated net income in the period the adjustments are made.

●	Distribution Channels:

The company offers its products directly and through a variety of third party distributors and resellers. Changes in the financial or business condition of these distributors and resellers could subject the company to losses and affect its ability to bring its products to market.

●	Acquisitions and Alliances:

The company has made and expects to continue to make acquisitions or enter into alliances from time to time. Acquisitions and alliances present significant challenges and risks relating to the integration of the business into the company, and there can be no assurances that the company will manage acquisitions and alliances successfully. The related risks include the company failing to achieve strategic objectives and anticipated revenue improvements and cost savings, as well as the failure to retain key personnel of the acquired business and the assumption of liabilities related to litigation or other legal proceedings involving the acquired business.

●	Risk Factors Related to IBM Securities:

The company and its subsidiaries issues debt securities in the worldwide capital markets from time to time, with a variety of different maturities and in different currencies. The value of the company’s debt securities fluctuates based on many factors, including, the methods employed for calculating principal and interest, the maturity of the securities, the aggregate principal amount of securities outstanding, the redemption features for the securities, the level, direction and volatility of interest rates, changes in exchange rates, exchange controls, governmental and stock exchange regulations and other factors over which the company has little or no control. The company’s ability to pay interest and repay the principal for its debt securities is dependent upon its ability to manage its business operations, as well as the other risks described under this Item  entitled ‘‘Risk Factors’’. There can be no assurance that the company will be able to manage any of these risks successfully. The company also issues its common stock from time to time in connection with various compensation plans, contributions to its pension plan and certain acquisitions. The market price of IBM common stock is subject to significant volatility, due to factors described under this Item entitled ‘‘Risk Factors’’, as well as economic and geopolitical conditions generally, trading volumes, speculation by the press or investment community about the company’s financial condition, and other factors, many of which are beyond the company’s control. Since the market price of IBM’s common stock fluctuates significantly, stockholders may not be able to sell the company’s stock at attractive prices.

In addition, changes by any rating agency to the company’s outlook or credit ratings can negatively impact the value and liquidity of both the company’s debt and equity securities. The company does not make a market in either its debt or equity securities and cannot provide any assurances with respect to the liquidity or value of such securities.

(ii)  Litigation5

The company is involved in a variety of claims, demands, suits, investigations and proceedings that arise from time to time in the ordinary course of its business, including actions with respect to contracts, intellectual property (IP), product liability, employment, benefits, securities, foreign operations and environmental matters. These actions may be commenced by a number of different parties, including competitors, partners, clients, current or former employees, government and regulatory agencies, stockholders and representatives of the locations in which the company does business. The following is a summary of some of the more significant legal matters involving the company.

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The company is a defendant in an action filed on March 6, 2003 in state court in Salt Lake City, Utah by The SCO Group (SCO v. IBM). The company removed the case to Federal Court in Utah. Plaintiff is an alleged successor in interest to some of AT&T’s Unix IP rights, and alleges copyright infringement, unfair competition, interference with contract and breach of contract with regard to the company’s distribution of AIX and Dynix and contribution of code to Linux. The company has asserted counterclaims, including breach of contract, violation of the Lanham Act, unfair competition, intentional torts, unfair and deceptive trade practices, breach of the General Public License that governs open source distributions, promissory estoppel and copyright infringement. In October 2005, the company withdrew its patent counterclaims in an effort to simplify and focus the issues in the case and to expedite their resolution. Motions for summary judgment were heard in March 2007, and the court has not yet issued its decision. On August 10, 2007, the court in another suit, The SCO Group, Inc. v. Novell, Inc., issued a decision and order determining, among other things, that Novell is the owner of UNIX and UnixWare copyrights, and obligating SCO to recognize Novell’s waiver of SCO’s claims against IBM and Sequent for breach of UNIX license agreements. At the request of the court in SCO v. IBM, on August 31, 2007, each of the parties filed a status report with the court concerning the effect of the August 10th Novell ruling on the SCO v. IBM case, including the pending motions. On September 14, 2007, plaintiff filed for bankruptcy protection, and all proceedings in this case were stayed.

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On November 29, 2006, the company filed a lawsuit against Platform Solutions, Inc. (PSI) in the United States District Court for the Southern District of New York. IBM filed its amended complaint on August 17, 2007 and asserted claims for patent infringement, trade secret misappropriation, copyright infringement, tortious interference and breach of contract in connection with PSI’s development and marketing of a computer system that PSI says is compatible with IBM’s S/390 and System z architectures. IBM also sought a declaratory judgment that its refusal to license its patents to PSI and certain of its software for use on PSI systems does not violate the antitrust laws. IBM seeks damages and injunctive relief. On September 21, 2007, PSI answered the amended complaint and asserted counterclaims against IBM for alleged monopolization and attempted monopolization, tying, violations of New York and California statutes proscribing unfair competition, tortious interference with the acquisition of PSI by a third party and promissory estoppel. PSI also sought declaratory judgments of noninfringement of IBM’s patents and patent invalidity. In October 2007, PSI filed a complaint with the European Commission claiming that the company’s alleged refusal to do business with PSI violated European competition law. The company responded to this complaint in December. On January 11, 2008, the court in the New York lawsuit permitted T3 Technologies, a reseller of PSI computer systems, to intervene as a counterclaim-plaintiff, and the court also permitted the company to file a second amended complaint adding patent infringement claims against T3. On June 30, 2008, IBM acquired PSI. As a result of this transaction, IBM and PSI dismissed all claims against each other. Litigation between the company and T3 continues.

5 Source: IBM Annual Report for the financial year 2007

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In October 2003, a purported collective action lawsuit was filed against IBM in the United States District Court for the Northern District of California by 10 former IBM employees alleging, on behalf of themselves and allegedly similarly situated former employees, that the company engaged in a pattern and practice of discriminating against employees on the basis of age when it terminated employees, both in connection with reductions in force and individualized determinations (Syverson v. IBM). Initially, the District Court dismissed the lawsuit on the basis of release agreements signed by all the plaintiffs. On appeal, the Ninth Circuit reversed the trial court’s finding that the release barred these claims, and in January 2007, after denial of IBM’s petition for rehearing, the matter was returned to the trial court for further proceedings. On October 3, 2007, the court dismissed with prejudice plaintiffs’ claim for relief under the Older Workers Benefit Protection Act, and dismissed with leave to amend plaintiffs’ claim asserting disparate impact age discrimination with respect to individualized terminations. On November 6, 2007, plaintiffs filed a Third Amended Complaint, amending the disparate impact claim. IBM filed its answer on November 26, 2007, and discovery is proceeding.

●
In July 2005, two lawsuits were filed in the United States District Court for the Southern District of New York related to the company’s disclosures concerning first-quarter 2005 earnings and the expensing of equity compensation. Pursuant to an Order from the Court dated March 28, 2006, the two lawsuits were consolidated into a single action captioned “In re International Business Machines Corp. Securities Litigation.” Plaintiffs filed a corrected consolidated amended complaint dated May 19, 2006, in which they named the company and IBM’s Senior Vice President and Chief Financial Officer as defendants and alleged that defendants made certain misrepresentations and omissions in violation of Section 10(b), and Rule 10b-5 thereunder, and Section 20(a) of the Securities Exchange Act of 1934. On September 20, 2006, the Court denied a Motion to Dismiss that was filed by IBM. On March 12, 2007, the plaintiffs’ class was certified; class notifications were mailed on or about May 30, 2007. On May 30, 2008, the Court granted preliminary approval of a settlement of this action and set September 8, 2008 as the date for a fairness hearing.

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In January 2004, the Seoul District Prosecutors Office in South Korea announced it had brought criminal bid-rigging charges against several companies, including IBM Korea and LG IBM (a joint venture between IBM Korea and LG Electronics, which has since been dissolved, effective January, 2005) and had also charged employees of some of those entities with, among other things, bribery of certain officials of government-controlled entities in Korea and bid rigging. IBM Korea and LG IBM cooperated fully with authorities in these matters. A number of individuals, including former IBM Korea and LG IBM employees, were subsequently found guilty and sentenced. IBM Korea and LG IBM were also required to pay fines. Debarment orders were imposed at different times, covering a period of no more than a year from the date of issuance, which barred IBM Korea from doing business directly with certain government-controlled entities in Korea. All debarment orders have since expired and when they were in force did not prohibit IBM Korea from selling products and services to business partners who sold to government-controlled entities in Korea. In addition, the U.S. Department of Justice and the SEC have both contacted the company in connection with this matter. In March 2008, the company received a request from the SEC for additional information.

●
On March 27, 2008, the company was temporarily suspended from participating in new business with U.S. Federal government agencies.  The notice of temporary suspension was issued by the Environmental Protection Agency (EPA) and related to an investigation by the EPA of possible violations of the Procurement Integrity provisions of the Office of Federal Procurement Policy Act regarding a specific bid for business with the EPA originally submitted in March 2006. In addition, the U.S. Attorney’s Office for the Eastern District of Virginia served the company and certain employees with grand jury subpoenas related to the bid, requesting testimony and documents regarding interactions between employees of the EPA and certain company employees. On April 4, 2008, the company announced an agreement with the EPA that terminated the temporary suspension order.  The company is cooperating with the EPA and with the U.S. Attorney’s Office for the Eastern District of Virginia.

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The company is a defendant in a civil lawsuit brought in Tokyo District Court by Tokyo Leasing Co., Ltd., which seeks to recover losses that it allegedly suffered after IXI Co., Ltd. initiated civil rehabilitation (bankruptcy) proceedings in Japan and apparently failed to pay Tokyo Leasing amounts for which Tokyo Leasing now seeks to hold IBM and others liable. The claims in this suit include tort and breach of contract.

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The company is a defendant in numerous actions filed after January 1, 2008 in Supreme Court for the State of New York, county of Broome, on behalf of hundreds of plaintiffs. The complaints allege numerous and different causes of action, including for negligence and recklessness, private nuisance, and trespass. Plaintiffs in these cases seek medical monitoring and claim damages in unspecified amounts for a variety of personal injuries and property damages allegedly arising out of the presence of groundwater contamination and vapor intrusion of groundwater contaminants into certain structures in which plaintiffs reside or resided, or conducted business, allegedly resulting from the release of chemicals into the environment by the company at its former manufacturing and development facility in Endicott. These complaints also seek punitive damages in an unspecified amount.

The company is party to, or otherwise involved in, proceedings brought by U.S. federal or state environmental agencies under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), known as “Superfund,” or laws similar to CERCLA. Such statutes require potentially responsible parties to participate in remediation activities regardless of fault or ownership of sites. The company is also conducting environmental investigations, assessments or remediations at or in the vicinity of several current or former operating sites globally pursuant to permits, administrative orders or agreements with country, state or local environmental agencies, and is involved in lawsuits and claims concerning certain current or former operating sites.

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The company is also subject to ongoing tax examinations and governmental assessments in various jurisdictions. Along with many other U.S. companies doing business in Brazil, the company is involved in various challenges with Brazilian authorities regarding non-income tax assessments and non-income tax litigation matters. These matters principally relate to claims for taxes on the importation of computer software. The total amounts related to these matters are approximately $2.6 billion, including amounts currently in litigation and other amounts. In addition, the company has received an income tax assessment from Mexican authorities relating to the deductibility of certain warranty payments. In response, the company has filed an appeal in the Mexican Federal Financial court. The total potential amount related to this matter for all applicable years is approximately $550 million. The company believes it will prevail on these matters and that these amounts are not meaningful indicators of liability.

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In accordance with SFAS No. 5, “Accounting for Contingencies,” (SFAS No. 5), the company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Claims and proceedings are reviewed at least quarterly and provisions are taken or adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Any recorded liabilities, including any changes to such liabilities for the quarter ended June 30, 2008, were not material to the Consolidated Financial Statements. Based on its experience, the company believes that the damage amounts claimed in the matters previously referred to are not a meaningful indicator of the potential liability. Claims, suits, investigations and proceedings are inherently uncertain and it is not possible to predict the ultimate outcome of the matters previously discussed. While the company will continue to defend itself vigorously in all such matters, it is possible that the company’s business, financial condition, results of operations or cash flows could be affected in any particular period by the resolution of one or more of these matters.

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Whether any losses, damages or remedies finally determined in any such claim, suit, investigation or proceeding could reasonably have a material effect on the company’s business, financial condition, results of operations or cash flows will depend on a number of variables, including the timing and amount of such losses or damages; the structure and type of any such remedies; the significance of the impact any such losses, damages or remedies may have on the Consolidated Financial Statements; and the unique facts and circumstances of the particular matter which may give rise to additional factors.

4.	BIDDER'S CERTIFICATION

4.1	Name and position of the legal representative of Bidder

Olof Rudbeck, President

4.2	Certification from the legal representative of Bidder

“I hereby attest that this document comprises the entirety of the information requested by Article 231-28 of the General Regulations of the AMF and by Instruction No. 2006-07 of the AMF in the context of the public tender offer by CITLOI for the shares and warrants issued by ILOG. This information is, to the best of my knowledge, accurate in all material element respect to make it misleading. This document has been filed with the AMF, and will be published no later than the day preceding the opening of the offer”

Olof Rudbeck, President

Paris, on 10 October 2008

Forward-looking Statements

The French Offer and the U.S. Offer (together the “Offers”) are not being made nor will any tender of shares or warrants be accepted from or on behalf of holders in any jurisdiction in which the making of the Offers or the acceptance of any tender of shares or warrants therein would not be made in compliance with the laws of such jurisdiction.

This document contains forward-looking statements. These statements are not guarantees of future performance and are subject to inherent risks and uncertainties including with respect to the factors that may affect the completion of the acquisition. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may”, “will”, “expects”, “believes”, “anticipates”, “plans”, “intends”, “estimates”, “projects”, “forecasts”, “seeks”, “could”, “should”, or the negative of such terms, and other variations on such terms or comparable terminology.

Forward-looking statements include, but are not limited to, statements about the expected future business of ILOG S.A. resulting from and following the Offers and the successful completion of the transaction. These statements reflect IBM’s, CITLOI S.A.S.’s and ILOG S.A.’s managements’ current expectations, based upon information currently available to them and are subject to various assumptions, as well as risks and uncertainties that may be outside of their control. Actual results could differ materially from those expressed or implied in such forward-looking statements. Any such forward-looking statements speak only as of the date on which they are made and IBM, CITLOI S.A.S. and ILOG S.A. shall be under no obligation to (and expressly disclaim any such obligation to) update or alter such forward-looking statements whether as a result of a new information, future events or otherwise, except to the extent legally required.

Additional Information

The Offers, which have not yet commenced, will be made for the outstanding shares and warrants of ILOG S.A. This English translation is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares or warrants. The solicitation and the offer to buy the shares and warrants will be made only pursuant to an offer to purchase and related materials that IBM and its subsidiary, CITLOI S.A.S., have filed with the AMF (in particular the Note d’Information) and intend to file with the U.S. Securities and Exchange Commission (the “SEC”) (on Schedule TO). ILOG S.A. also has filed with the AMF a Note en Réponse with respect to the French Offer and intends to file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the U.S. Offer.

ILOG shareholders and warrant holders and other investors should read carefully the Tender Offer Statement on Schedule TO that will be filed and the Note d’Information that has been filed by CITLOI S.A.S. and the Schedule 14D-9 that will be filed and the Note en Réponse that has been filed by ILOG S.A. because these documents contain important information, including the terms and conditions of the tender offer. ILOG shareholders and warrant holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (www.amf-france.org) or with the SEC from the SEC’s website (www.sec.gov), in both cases without charge. Such materials filed by IBM and CITLOI S.A.S., and ILOG S.A. will also be available for free at IBM’s web site (www.ibm.com), and at ILOG S.A.’s web site (www.ilog.com), respectively.

ILOG shareholders and warrant holders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.

5 Source:  IBM Annual Report for the financial year 2007